Exhibit 10.9

Certain identified information marked with [***] has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

CUSIP NUMBERS
General:	09077PAA1
Revolver:	09077PAB9
Term Loan A:	09077PAC7

CREDIT AGREEMENT

dated as of May 26, 2022

among

BIOTE MEDICAL, LLC,

as the Borrower

BIOTE HOLDINGS, LLC

as Holdings

HOLDINGS AND THE SUBSIDIARIES OF HOLDINGS IDENTIFIED HEREIN,

as the Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

TRUIST BANK,

as Administrative Agent, Swingline Lender and Issuing Bank

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

TRUIST SECURITIES, INC.,

BOFA SECURITIES, INC.

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

i

Schedules
Schedule I	-	Commitment Amounts
Schedule 4.15	-	Subsidiaries
Schedule 4.17-1	-	Locations of Real Property
Schedule 4.17-2	-	Locations of Chief Executive Office, Taxpayer Identification Number, Etc.
Schedule 4.17-3	-	Changes in Legal Name, State of Formation and Structure
Schedule 4.17-4	-	Deposit and Securities Accounts
Schedule 4.18	-	Material Agreements
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 7.7	-	Transactions with Affiliates
Exhibits
Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.7	-	Form of Notice of Conversion/Continuation
Exhibit 2.10	-	Form of Note
Exhibits 2.20 (1-4)	-	Forms of U.S. Tax Compliance Certificates
Exhibit 5.1	-	Form of Compliance Certificate
Exhibit 5.10	-	Form of Guarantor Joinder Agreement
Exhibit 11.4	-	Form of Assignment and Acceptance

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of May 26, 2022, by and among BIOTE MEDICAL, LLC, a Texas limited liability company (the “Borrower”), BIOTE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the other Guarantors (defined herein), the Lenders (defined herein), and TRUIST BANK, in its capacities as Administrative Agent, Issuing Bank and Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide, in its favor, a $50,000,000 revolving credit facility and a term loan (advanced on the Closing Date) in an aggregate principal amount equal to $125,000,000;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of the Borrower, and the Lenders agree to make the term loan to the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Business” shall mean the entity or assets acquired by the Borrower or any of its Subsidiaries in an Acquisition on or after the date hereof.

“Acquiror” shall mean Haymaker Acquisition Corp. III, a Delaware corporation.

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Borrower or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person.

“Additional Lender” shall have the meaning set forth in Section 2.23.

“Additional Refinancing Amount” shall mean any premium (including tender premium), original issue discount, accrued interest (pay-in-kind or otherwise), and customary fees and expenses incurred in connection with the exchange, extension, renewal, replacement or refinancing of Indebtedness.

“Additional Rights” shall have the meaning set forth in Section 2.23.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall mean Truist Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 15% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitments” shall mean the Revolving Commitments of all the Lenders at any time outstanding. On the Closing Date, the aggregate amount of the Aggregate Revolving Commitments is $50,000,000.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, a percentage per annum determined by reference to the applicable Consolidated Total Net Leverage Ratio in effect on such date as set forth in the table below; provided, that a change in the Applicable Margin resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Sections 5.1(a) and 5.1(b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level 2 as set forth in the table below until the second Business Day after which such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the second Business Day after which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2022 are required to be delivered shall be at Level 1 as set forth in the table below. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth in the table below (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth in the table below for such period and (iii) the Borrower shall promptly (and in any event within three (3) Business Days) pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period (it being understood that no Event of Default pursuant to Sections 8.01(a) or 8.01(b) shall be deemed to have occurred as a result of any such inaccuracy if such payment is so made). The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(d) or Article VIII.

Level	Consolidated Total Net Leverage Ratio	SOFR Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	< 2.25 to 1.00	2.50%	1.50%	0.35%
2	≥ 2.25 to 1.00	2.75%	1.75%	0.40%

The “Applicable Margin” for any Incremental Term Loan shall be the percentage per annum provided in the definitive documentation for such Incremental Term Loan.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Truist Securities, Inc., BofA Securities, Inc., and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Asset Sale” shall mean the sale, transfer, license, lease or other disposition of any property by Holdings, the Borrower or any of their respective Subsidiaries, including any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale of inventory in the ordinary course of business; (b) the sale or disposition for fair market value of surplus, obsolete or worn out property or other property not necessary for operations of Holdings, the Borrower and their respective Subsidiaries disposed of in the ordinary course of business; (c) the disposition of property (including the cancellation of Indebtedness permitted by Section 7.4(d)) to Holdings, the Borrower or any of their respective Subsidiaries; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business or not interfering in any material respect with the business of Holdings, the Borrower or any of their respective Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value in the ordinary course of business and (g) the disposition of shares of Capital Stock of any Subsidiary of Holdings in order to qualify members of the governing body of such Subsidiary of Holdings if required by applicable Law.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in the form of Exhibit 11.4 attached hereto or any other form approved by the Administrative Agent.

“Audited Financial Statements” shall mean the audited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Year ended December 31, 2021, and the related consolidated statements of income or operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, including the notes thereto.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(e).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party or any Subsidiary of Holdings to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that (a) (i) at the time it provides any Bank Products to any Loan Party or any Subsidiary of Holdings, is a Lender or an Affiliate of a Lender or (ii) has provided any Bank Products to any Loan Party or Subsidiary of Holdings that exist on the Closing Date, and such Person is a Lender or an Affiliate of a Lender on the Closing Date and (b) except when the Bank Product Provider is Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of the existence of such Bank Product. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Bank Products” shall mean any of the following services provided to any Loan Party or any Subsidiary of Holdings by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean for any day a rate per annum equal to the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus one percent (1.00%) (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or Adjusted Term SOFR will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or Adjusted Term SOFR, respectively. Notwithstanding anything to the contrary in the foregoing, if the Base Rate is less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Base Rate Term SOFR Determination Day” shall have the meaning set forth the definition of “Term SOFR”.

“BCA” shall mean that certain Business Combination Agreement dated as of December 13, 2021 by and among, inter alia, the Acquiror, Holdings, the Borrower, BioTE Management, LLC, Dr. Gary Donovitz, Teresa S. Weber and the other parties thereto as in effect on the date hereof.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).

“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (a) Loans of the same Class and Type, made, converted or continued on the same date and in the case of SOFR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” shall mean shall any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by Law to close.

“Capital Expenditures” shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of Holdings for such period and (b) Capital Lease Obligations incurred by Holdings and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934); provided that Capital Stock shall exclude debt securities and other Indebtedness convertible into or exchangeable for any of the foregoing at any time prior to such conversion or exchange.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, to the Administrative Agent pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning).

“Cash Equivalents” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(c) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) mutual funds investing solely in any one or more of the Cash Equivalents described in clauses (a) through (d) above.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Holdings and its Subsidiaries on a consolidated basis to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder in effect on the date hereof) other than Holdings or any of its Subsidiaries, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group”

(within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Acquiror or any of its Affiliates or the Parent or any of its Affiliates of 35% or more of the outstanding shares of the voting stock of Holdings, (c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who that are Continuing Directors or (d) Holdings shall cease to directly own 100% of the outstanding shares of stock of the Borrower. Notwithstanding the foregoing, the consummation of the transactions contemplated by the Closing Date Acquisition Documents shall not constitute a Change in Control.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.

“Closing Date” shall mean the date hereof.

“Closing Date Acquisition” shall mean the purchase by the Acquiror, directly or indirectly, of certain Capital Stock of Holdings pursuant to the terms of the BCA.

“Closing Date Acquisition Documents” shall mean, collectively, the BCA and each other document, instrument, certificate and agreement executed and delivered in connection therewith.

“CMS” shall mean the Centers for Medicare & Medicaid Services, the federal agency responsible for administering Medicare, Medicaid, SCHIP (State Children’s Health Insurance Program) and other federal health-related programs.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” shall mean a collective reference to the Security Agreement, any Mortgage and any other security documents executed and delivered by any Loan Party pursuant to Section 5.11.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Commitment Fee” shall have the meaning set forth in Section 2.14(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Company Material Adverse Effect” shall mean “Material Adverse Effect” as defined in the BCA.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”. the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.19 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for Holdings and its Subsidiaries for any period, determined on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in, or otherwise reducing, such determination of Consolidated Net Income for such period (other than clauses (b)(ix) and (b)(xii) below), without duplication, (i) Consolidated Interest Expense for such period, (ii) the provision for income, franchise, excise and similar taxes for such period, (iii) depreciation and amortization for such period, (iv) all non-cash losses or expenses (excluding any non-cash loss or expense (A) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period (including any items which represent the reversal of any reserve for a cash expenditure or payment to be made, or anticipated to be made, that reduced Consolidated EBITDA in any prior period), (B) that represents a cash payment in a prior period or (C) relating to a write-down, write off or reserve with respects to accounts receivable and inventory), (v) all fees and documented out-of-pocket costs and expenses payable or otherwise incurred in connection with this Agreement, the Transactions, any other Indebtedness permitted by Section 7.1 and any amendments, restatements, supplements, extensions, modifications, consents or waivers thereto or refinancings thereof, (vi) all out-of-pocket fees and documented out-of-pocket costs and expenses incurred in connection with a (A) Permitted Acquisition or (B) any other Acquisition or Investment not in the ordinary course of business (including fees, costs and expenses that are reimbursable out of an escrow or similar arrangement in connection with each of the same), (vii) documented fees, costs and expenses incurred in connection with any Asset Sale, issuance of Capital Stock or stock equivalents or Restricted Payment not in the ordinary course of business, (viii) any extraordinary losses or non-recurring reasonable and documented losses and out-of-pocket costs and expenses including severance costs, lease termination costs, relocation costs, restructuring charges, retention or completion bonuses, signing costs and other expenses not otherwise added back to Consolidated EBITDA; provided, that the aggregate amount of amounts added back in reliance on this clause (b)(viii), clause (b)(ix) and clause (b)(x) shall not exceed twenty percent (20.0%) of Consolidated EBITDA in any four (4) consecutive Fiscal Quarter period, calculated before giving effect to any add-back or adjustment pursuant to this clause (b)(viii), clause (b)(ix) and clause (b)(x), (ix) the amount of “run-rate” cost savings, operating expense reductions and other operating cost improvements, cost saving restructurings, cost synergies and similar cost savings initiatives related to acquisitions, dispositions, restructurings, investments and cost savings initiatives projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken prior to the last day of such measurement period and benefits realized (in the good faith determination of the Borrower) within eighteen (18) months after the consummation of any such transaction, in each case calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period, net of the amount of actual benefits realized from such actions; provided that the aggregate amount of amounts added back in reliance on this clause (b)(ix), clause (b)(viii) and clause (b)(x) shall not exceed twenty percent (20.0%) of Consolidated EBITDA in any four (4) consecutive Fiscal Quarter period, calculated before giving effect to any add-back or adjustment pursuant to this clause (b)(ix), clause (b)(viii) and clause (b)(x), (x) any items that would be permitted to be included in pro forma adjustments contained in financial statements prepared in accordance with Regulation S-X; provided that the aggregate amount of amounts added back in reliance on this clause (b)(x), clause (b)(viii) and clause (b)(ix) shall not exceed twenty percent (20.0%) of Consolidated EBITDA in any four (4) consecutive Fiscal Quarter period, calculated before giving effect to any add-back or adjustment pursuant to this clause (b)(x), clause (b)(viii) and clause (b)(ix), (xi) other accruals, fees, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses), or any amortization thereof, related to the Transactions (including all Transaction Costs), (xii) to the extent actually received in such period and not already included in Consolidated Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace, (xiii) Earnout Obligations (A) in connection with any Permitted Acquisition or Investment permitted by Section 7.4 and (B) to the extent paid, incurred or accrued (without duplication of any such payment, incurrence or accrual) during such period to the extent such Earnout Obligations are deducted from the calculation of Consolidated Net Income, (xiv) any charges, expenses or losses from (or incurred in connection with) disposed, abandoned or discontinued operations or product lines and (xv) fees, indemnifications and reimbursement of expenses of directors, managers or members of Holdings or Holdings’ direct or indirect parent entity minus (c) to the extent included in determining Consolidated Net Income for such period, without duplication, (i) non-cash income or gains (excluding any non-cash income or gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period and was not previously added back to Consolidated EBITDA in any prior period), (ii) any gains realized in connection with the undertaking or implementation of restructurings and other events and/or actions described in clause (b)(ix), (iii) any cash payment made in such period in respect of any non-cash charge in a prior period that represented an accrual or reserve for such cash payment and was added to Consolidated EBITDA pursuant to the preceding clauses (b)(iv) or (b)(viii) in calculating Consolidated EBITDA for such prior period, (iv) any income or gains resulting from disposed, abandoned or discontinued operations or product lines, and (v) any extraordinary gains or non-recurring gains, in each case, to the extent that such gains are realized in cash during such period. Notwithstanding the foregoing, Consolidated EBITDA for each of the Fiscal Quarters ended June 30, 2021, September 30, 2021 and December 31, 2021 and March 31, 2022 shall be $10,952,000, $10,395,000, $9,221,000 and $11,776,000, respectively, in each case subject to Section 1.3(c) for any Asset Sale or Acquisition consummated after the Closing Date.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) (i) Consolidated EBITDA less (ii) Capital Expenditures (excluding that portion of Capital Expenditures financed under capital leases or long term, non-revolving Indebtedness of Holdings and its Subsidiaries) less (iii) Permitted Tax Distributions less (iv) without duplication of clause (a)(iii), all franchise taxes, excise taxes and taxes on or measured by income, profits or capital to (b) Consolidated Fixed Charges, in each case measured on a consolidated basis as of the last day of the period of four (4) Fiscal Quarters most recently ended.

“Consolidated Fixed Charges” shall mean, for Holdings and its Subsidiaries for any period, the sum, without duplication, of (a) the cash portion of Consolidated Interest Expense (less the cash portion of any interest earned during such period) plus (b) regularly scheduled principal payments made with respect to Consolidated Total Debt during such period (excluding, for the avoidance of doubt, (i) mandatory prepayments made pursuant to Section 2.12, (ii) payments on revolving loans (including, without limitation, Revolving Loans) to the extent not resulting in a commitment reduction and (iii) payments of intercompany Indebtedness between Holdings and its Subsidiaries) and/or Capital Lease Obligations paid in cash by Holdings and its Subsidiaries during such period, in each case measured on a consolidated basis for the period of four (4) Fiscal Quarters most recently ended. For purposes of this definition, “scheduled payments of principal” shall: (x) be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary prepayments or mandatory prepayments made during the applicable period; (y) be deemed to include payments with respect to the attributable principal amount in respect of capital leases, securitization transactions, sale and leaseback transactions and synthetic leases; and (z) not include any voluntary prepayments or mandatory prepayments required pursuant to Sections 2.11 or 2.12. Notwithstanding the foregoing, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio (I) for the four (4) Fiscal Quarter period ending September 30, 2022, the amounts set forth in clauses (a) and (b) above shall be deemed to be equal to the product of such amounts for the one (1) Fiscal Quarter period ending September 30, 2022 multiplied by four (4); (II) for the four (4) Fiscal Quarter period ending December 31, 2022, the amounts set forth in clauses (a) and (b) above shall be deemed to be equal to the product of such amounts for the two (2) Fiscal Quarter period ending December 31, 2022 multiplied by two (2); and (III) for the four (4) Fiscal Quarter period ending March 31, 2023, the amounts set forth in clauses (a) and (b) above shall be deemed to be equal to the product of such amounts for the three (3) Fiscal Quarter period ending March 31, 2023 multiplied by four thirds (4/3).

“Consolidated Interest Expense” shall mean, for Holdings and its Subsidiaries for any period determined on a consolidated basis, the sum of (a) total interest expense, including, without limitation, (i) the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) and (ii) debt discount or premium and other financing fees and expenses and other similar items plus (b) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for Holdings and its Subsidiaries for any period determined on a consolidated basis, the net income (or loss) of Holdings and its Subsidiaries for such period but excluding therefrom (to the extent otherwise included therein) (a) any unusual and infrequent gains or losses, (b) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in ordinary course of business), (c) any equity interest of the Borrower or any Subsidiary of Holdings in the unremitted earnings of any Person that is not a Subsidiary of Holdings, and (d) any income (or loss) of a Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with the Borrower or any Subsidiary of Holdings or the date that such Person’s assets are acquired by the Borrower or any Subsidiary of Holdings.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of Holdings and its Subsidiaries measured on a consolidated basis as of such date, but excluding (a) Indebtedness of the type described in clauses (d), (h), (i) and (j) (but in the case of clause (j) only to the extent supporting Indebtedness of the types referred to clauses (d), (h) and (i) of the definition thereof) of the definition thereof and (b) any undrawn amounts and drawn amounts reimbursed within one (1) Business Day of the drawing thereof under clause (f) of the definition thereof.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Debt as of such date, less Unrestricted Cash of Holdings and its Subsidiaries on a consolidated basis that is available as of such date in an aggregate amount not to exceed $40,000,000 to (b) Consolidated EBITDA, measured as of the last day of the period of four (4) Fiscal Quarters most recently ended.

“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of Holdings on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Credit Agreement Refinancing Indebtedness” shall mean Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or Revolving Commitments (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (“Refinancing Debt”) (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt plus any Additional Refinancing Amount related thereto, (b) does not mature earlier than the stated maturity date of the Refinanced Debt; provided that to the extent such Refinancing Debt is secured on a junior basis or is unsecured, the final maturity date of such Refinancing Debt shall be at least ninety-one (91) days after the Latest Maturity Date, (c) except in the case of Revolving Commitments, has a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt, (d) shall not be guaranteed by any entity that is not a Loan Party, (e) in the case of any secured Indebtedness, (i) such Indebtedness is not secured by any assets not securing the Obligations and (ii) is subject to the relevant Intercreditor Agreement(s), (f) except in the case of the refinancing of the Obligations as a whole (and the termination of all Commitments), as of the date of incurrence of such Credit Agreement Refinancing Indebtedness and after giving effect thereto, no Event of Default exists and is continuing or would result therefrom, (g) shall not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events and change of control offers, and subject to customary exceptions for bridge financings; provided that in each case, such Refinancing Debt shall not participate in any such prepayment on a greater than pro rata basis with the Term Loans) that could result in redemptions of such Refinancing Debt prior to the Latest Maturity Date of the applicable Refinanced Debt, (h) if secured on a junior basis or unsecured, has no amortization and (i) shall have terms and conditions (taken as a whole) that (excluding pricing, fees, interest rate margins, interest rate floors, discounts, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more materially favorable (when taken as a whole) to the lenders providing such Indebtedness than the comparable provisions applicable to the Refinanced Debt (when taken as a whole) (except for covenants or other provisions of such Refinanced Debt applicable only to periods after the Latest Maturity Date at the time of such refinancing) (it being understood that (A) the Borrower shall have the right to unilaterally provide the existing Lenders with additional rights and benefits (such rights and benefits, “Additional Rights”) and the “not materially more favorable” requirement of this clause (i) and compliance therewith shall be determined after giving effect to such Additional Rights and (B) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (1) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (2) only applicable after the Latest Maturity Date at the time of such refinancing).

“Credit Event” shall mean the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(d).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Disqualified Capital Stock” shall mean any Capital Stock in a Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than in connection with a transaction that would constitute an Event of Default under Section 8.1(m) hereof), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (whether described as a “put option” or otherwise), in whole or in part, on or prior to the date that is ninety-one (91) days after the Latest Maturity Date (excluding any provisions requiring redemption upon a “change of control” or asset sale; provided that any such “change of control” or asset sale shall be subject to the prior repayment in full of the Loans and other Obligations that are accrued and payable and the terminations of the Commitments), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, or (c) is entitled to receive a mandatory dividend or distribution (other than for taxes attributable to the operations of the business) on or prior to the date that is ninety-one (91) days after the Latest Maturity Date; in each case, in respect of the foregoing clauses (a) through (c) in the case of Capital Stock or other equity interests in Holdings or the Borrower, except to the extent that the terms of such Capital Stock expressly provide that such mandatory redemption, dividend or any other similar right, is exercisable or payable only to the extent that (x) the Obligations shall have been repaid in full or the Borrower is expressly permitted to consummate such redemption, dividend or other similar right pursuant to Section 7.5 hereof, and (y) the exercise of such mandatory redemption or other similar right or payment of such dividend is not prohibited by the terms any loan documents to which Holdings, the Borrower or any of their respective Subsidiaries are from time to time a party.

“Disqualified Institution” shall mean (a) (i) certain banks, financial institutions or other institutional lenders or entities that, in each case, have been specified to the Administrative Agent or the Arrangers by the Borrower in writing prior to the date of execution hereof, or (ii) competitors of Holdings, the Borrower or their respective Subsidiaries that have been identified to the Administrative Agent or the Arrangers by the Borrower in writing prior to the Closing Date (any such entity, a “Competitor”) or (b) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clauses (a)(i) or (a)(ii) above; provided, however, that (I) Disqualified Institutions shall include any Person that is added as a Competitor, pursuant to a written supplement to the list of Competitors that are Disqualified Institutions, that is delivered by the Borrower after the Closing Date to the Administrative Agent), (II) to the extent Persons are identified as Disqualified Institutions in writing by the Borrower to the Administrative Agent, the inclusion of such persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations), (III) a list of Disqualified Institutions identified above shall be made available to all Lenders upon request to the Administrative Agent, and (IV) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of Holdings that is organized under the laws of any political subdivision of the United States.

“Earnout Obligations” shall mean, with respect to any Acquisition other than the Closing Date Acquisition, all obligations of Holdings or any of its Subsidiaries to make (i) earn out or other contingency payments which are payable based on the achievement of specified financial results over time or similar contingent payment or arrangement (other than consulting agreements for which associated costs are included in Consolidated Net Income) and (ii) other indemnity obligations pursuant to the documentation relating to such Acquisition (and including fixed deferred payments related to such Acquisitions). For purposes of determining the aggregate consideration paid for an Acquisition and for determining the amount of any Earnout Obligations to be included in the definition of Consolidated Total Debt, subject to the limitations set forth therein, the amount of Earnout Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP and shall consist only of those Earnout Obligations set forth in clause (i) of this definition.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee as set forth in Section 11.4 (subject to such consents, if any, as may be required under Section 11.4(b)(iii)).

“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with real property required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent.

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of Holdings or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” shall mean the sum of (1) the amount of cash received by Holdings from the Acquiror on the Closing Date, plus (2) the Retained Company Equity Value (as defined in the BCA).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any successor statute.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with Holdings or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Erroneous Payment” shall have the meaning set forth in Section 9.15(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 9.15(d).

“Erroneous Payment Impacted Class” shall have the meaning set forth in Section 9.15(d).

“Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 9.15(d).

“Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 9.15(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Article VIII.

“Excluded Accounts” shall mean (a) deposit and/or securities accounts the balance of which consists exclusively of (i) withheld income taxes, federal, state or local employment taxes and sales taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the IRS or state or local government agencies within the following two (2) months with respect to employees of any of the Loan Parties or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (b) employee benefit accounts (including 401(k) accounts and pension fund accounts), in each case, so long as such account is used solely for such purpose, (c) escrow defeasance and redemption accounts so long as any such account is used solely for such purposes, (d) fiduciary and trust accounts so long as any such account is used solely for such purposes,, (e) deposit accounts solely holding cash collateral or other deposits that constitute Liens permitted by Section 7.2, (f) zero balance accounts, (g) any deposit and/or securities account maintained in a jurisdiction outside of the United States or owned by a Foreign Subsidiary of the Borrower, (h) accounts the balance of which consists exclusively of amounts to be paid to employees in the ordinary course of business and (i) other deposit accounts not held with Truist, any Lender or any of their respective Affiliates or subject to a control agreement in accordance with Section 5.11(d) with an aggregate average monthly balance of (for all such accounts taken together) less than $100,000.

“Excluded Property” shall mean, with respect to any Loan Party, (a) any leased real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) any owned real property that does not constitute Material Real Property as determined on the Closing Date for existing real property and on the date of acquisition thereof for after-acquired real property (or the date of substantial completion of any material improvement thereon or new construction thereof, as applicable), (c) any governmental licenses or state or local franchises, charters and authorizations if, and to the extent that and for so long as a security interest in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC of other applicable Law, (d) any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any applicable Law (including financial assistance, fraudulent conveyance preference, thin capitalization or similar laws, rules or regulations but other than to the extent that any such prohibition would be rendered ineffective pursuant to any applicable Law) or would require consent or approval of any Governmental Authority except to the extent such consent has been obtained (it being understood and agreed that no such consent shall be required to be obtained), (e) assets to the extent a security interest in such assets would result in material adverse tax consequences to Holdings or any of its Subsidiaries as reasonably determined by the Borrower in consultation with (but without the consent of) the Administrative Agent, (f) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Law, (g) any lease, license or other agreement or contract or any property subject thereto (including pursuant to a purchase money security interest, Capital Lease Obligation or similar arrangement permitted under this Agreement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or contract or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law; provided that (x) such exclusion shall not be construed so as to limit, impair or otherwise affect the Administrative Agent’s security interest in or to monies due or to become due under such any contract, lease, license, agreement, (y) such lease, license, agreement or contract does not extend to any asset (other than the asset subject to such lease, license, agreement or contract) and (z) such lease, license, agreement or contract is not entered into, or right of consent or approval created, with the primary intent of circumventing any obligation to secure the Obligations hereunder, (h) voting Capital Stock of Subsidiaries not required to be pledged under Section 5.11(a), (i) motor vehicles, aircraft, aircraft engines, and other assets subject to certificates of title where perfection may not be obtained solely by the filing of a UCC financing statement, (j) Excluded Accounts, (k) to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than Holdings, the Borrower or any of Holdings’ Wholly-Owned Subsidiaries), under the terms of any applicable Organization Documents, joint venture agreement or shareholders’ agreement in effect (A) on the Closing Date or (B) on the date on which such Capital Stock is acquired (other than any such agreement entered into in contemplation of this Agreement in order that such Capital Stock would constitute Excluded Property hereunder), Capital Stock in any Person other than the Borrower and Wholly-Owned Subsidiaries of Holdings and (l) those other assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, (i) Excluded Property shall not include the proceeds, products, substitutions or replacements of any Excluded Property (except to the extent that such proceeds, products, substitutions or replacements shall themselves constitute Excluded Property) and (ii) in the event that any limitation, restriction, impairment, termination right, exclusion or any other adverse consequence, under clauses (c), (d), (e), (f), (g), (j) and (k) above ceases to exist (or any required consent shall have been obtained), then such excluded Property shall immediately and automatically be deemed at all times thereafter to constitute Collateral without further action hereunder.

“Excluded Subsidiary” shall mean any of the following: (a) any Subsidiary that is not a Wholly-Owned Subsidiary of Holdings, (b) each Foreign Subsidiary, (c) each Immaterial Subsidiary, (d) any Subsidiary that is prohibited by (i) applicable Law or (ii) any Contractual Obligation existing on the Closing Date or on the date any such Subsidiary is acquired (so long as in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition or the entry into this Agreement and the other Loan Documents), in each case, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), or for which the provision of a Guarantee could reasonably be expected to result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to Holdings or one of its Subsidiaries (as reasonably determined by Borrower in good faith), (e) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of Holdings that is a CFC, (g) any FSHCO, (h) any Subsidiary that is a special purpose entity designated by the Borrower from time to time as a not-for-profit Subsidiary, (i) any broker dealer Subsidiary, (j) captive insurance companies and (k) any other Subsidiary as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of providing a Guarantee with respect to the Obligations is excessive in relation to the value afforded thereby; provided that, notwithstanding anything to the contrary in the foregoing, (x) any Subsidiary that is a Guarantor shall not be an Excluded Subsidiary and shall remain a Guarantor if at any time after it becomes a Guarantor it ceases to be Wholly-Owned and (y) any Subsidiary owning rights in respect of any registered or applied for intellectual property material to the operations or business of Holdings and its Subsidiaries shall not constitute an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 10.8 shall be taken into account. If a Swap Obligation arises under a Master Agreement governing more than one Hedging Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean any of the following Taxes imposed on with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of May 17, 2019, by and among the Borrower, the guarantors from time to time party thereto, the lenders from time to time parties thereto and Bank of America, N.A., as the administrative agent, as amended or modified from time to time.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA” shall mean the United States Food and Drug Administration, or any successor Governmental Authority.

“FDA Law and Regulations” shall mean the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § § 301 et seq., as amended and all applicable regulations promulgated by the FDA.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement the Federal Funds Rate shall not be less than zero percent (0%).

“Fee Letter” shall mean that certain fee letter, dated as of December 13, 2021, executed by Truist Securities, Inc. and Truist Bank and accepted by Borrower.

“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement entered into among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that rank equal in priority to the Liens securing the Obligations (and acknowledged by the Loan Parties), with such modifications thereto as the Administrative Agent and the Borrower may reasonably agree.

“Fiscal Quarter” shall mean any fiscal quarter of Holdings.

“Fiscal Year” shall mean any fiscal year of Holdings.

“Floor” shall mean a rate of interest equal to 0.00%.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Prepayment Event” shall have the meaning set forth in Section 2.12(d).

“Foreign Subsidiary” shall mean any Subsidiary of Holdings that is not a Domestic Subsidiary.

“FSHCO” shall mean any direct or indirect Domestic Subsidiary of Holdings (other than the Borrower) that has no material assets other than the Capital Stock (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more direct Foreign Subsidiaries that are CFCs.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 5.10 executed and delivered by a Subsidiary of Holdings in accordance with the provisions of Section 5.10 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Guarantors” shall mean, collectively, (a) Holdings, (b) each Subsidiary of Holdings identified as a “Guarantor” on the signature pages hereto, (c) each Person that joins as a Guarantor pursuant to Section 5.10 or otherwise, (d) with respect to (i) any Hedging Obligations between any Loan Party (other than the Borrower) or Subsidiary and any Lender-Related Hedge Provider that are permitted to be incurred pursuant to Section 7.10 and any Bank Products Obligations owing by any Loan Party (other than the Borrower) or Subsidiary, the Borrower and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower, and (e) the successors and permitted assigns of the foregoing. For the avoidance of doubt, no Foreign Subsidiary shall be required to be a Guarantor.

“Guaranty” shall mean the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to Article X.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Laws” means any and all Laws, as may be enacted or amended from time to time, relating to the regulation of healthcare or insurance, entities that provide items or services directly or indirectly to, for, or on behalf of healthcare providers and suppliers or the payment or reimbursement for items or services rendered, provided, dispensed or furnished by healthcare providers or suppliers, including, but not limited to, the Stark Law (42 U.S.C. Section 1395nn), 42 U.S.C. Section 1320a-7b and the regulations promulgated pursuant thereto, the False Claims Act (31 U.S.C. §§ 3729-3733), the Social Security Act, Medicare Regulations, Medicaid Regulations, HIPAA, Privacy Laws and state equivalents thereof.

“Hedge Termination Value” means, in respect of any one or more Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligations, (a) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Obligations (which may include any Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Holdings” shall have the meaning set forth in the introductory paragraph hereof.

“Hostile Acquisition” shall mean the Acquisition of the Capital Stock of a Person through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved (prior to such Acquisition) by resolutions of the Board of Directors of such Person (or by similar action if such Person is not a corporation) or if such approval has been withdrawn.

“Immaterial Subsidiary” shall mean any Subsidiary of Holdings that is not a Material Subsidiary.

“Incremental Cap” shall mean, as of any date of determination, the sum of (a) the greater of (i) $40,000,000 and (ii) 100% of Consolidated EBITDA for the most recently ended period of four Fiscal Quarters for which the Borrower has delivered financial statements pursuant to Sections 5.1(a) or 5.1(b) minus (b) the aggregate amount of all Incremental Facilities at such time that were incurred in reliance on the foregoing clause (a).

“Incremental Commitment” shall mean any Incremental Revolving Commitment or Incremental Term Loan Commitment, as applicable.

“Incremental Facility” shall have the meaning set forth in Section 2.23.

“Incremental Loan” shall mean any Incremental Revolving Loan or Incremental Term Loan, as applicable.

“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23(d).

“Incremental Revolving Facility” shall have the meaning set forth in Section 2.23.

“Incremental Revolving Loan” shall mean any Revolving Loan made pursuant to an Incremental Revolving Facility in accordance with the provisions of Section 2.23.

“Incremental Term Facility” shall have the meaning set forth in Section 2.23.

“Incremental Term Loan” shall mean any term loan made pursuant to an Incremental Term Facility in accordance with the provisions of Section 2.23.

“Incremental Term Loan Commitment” shall mean, with respect to Persons identified as an “Incremental Term Loan Lender” in the applicable supplement or joinder in form and substance satisfactory to the Administrative Agent, together with their respective successors and assigns, the commitment of such Person to make the Incremental Term Loan hereunder pursuant to such supplement or joinder; provided that, at any time after the funding of the Incremental Term Loan, determination of “Required Lenders” shall include the outstanding principal amount of the Incremental Term Loan.

“Indebtedness” of any Person shall mean, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables and deferred compensation obligations, in each case, incurred in the ordinary course of business), including, without limitation, any Earnout Obligations solely to the extent the payment of any such Earnout Obligation is more than five (5) days past due (unless subject to a good faith dispute), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) [reserved], (h) Off-Balance Sheet Liabilities, (i) the Hedge Termination Value of all Hedging Obligations, (j) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (i) above, (k) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person and (l) all Disqualified Capital Stock of such Person. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Transaction on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (k) above that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intercreditor Agreements” shall mean, collectively, (a) any First Lien Intercreditor Agreement and (b) any Second Lien Intercreditor Agreement.

“Interest Period” shall mean with respect to any SOFR Borrowing, a period of one, three or six months (in each case, subject to the availability thereof); provided, that:

(a) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the immediately preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(d) each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above;

(e) no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of SOFR Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date; and

(f) no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in such Notice of Borrowing or Notice of Conversion/Continuation.

“Interim Financial Statements” shall mean the unaudited consolidated financial statements of Holdings and its Subsidiaries for the Fiscal Quarter ending March 31, 2022, including balance sheets and statements of income or operations and cash flows.

“Investments” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) purchase or other acquisition of any Capital Stock of another Person, (b) a loan, advance, other evidence of indebtedness or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other indebtedness or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” shall mean all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses that Holdings or any of its Subsidiaries owns, or possesses the legal right to use.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary of Holdings) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean Truist Bank in its capacity as the issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit.

“Latest Maturity Date” shall mean, at any time of determination, the latest Revolving Commitment Termination Date or Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Facility at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws” or “Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCA Test Date” shall have the meaning set forth in Section 1.9.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $5,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that , by its terms or any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lender-Related Hedge Provider” shall mean any Person that, (a) (i) at the time it enters into a Hedging Transaction with any Loan Party or Subsidiary of Holdings, is a Lender or an Affiliate of a Lender or (ii) has entered into a Hedging Transaction with any Loan Party or Subsidiary of Holdings that exists on the Closing Date, and such Person is a Lender or an Affiliate of a Lender on the Closing Date and (b) except when the Lender-Related Hedge Provider is Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of the existence of such Hedging Transaction. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lender Presentation” shall mean the Lender Presentation dated March 2022 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Lenders” shall mean each of the Persons identified as a “Lender” on the signature pages hereto and each Additional Lender that joins this Agreement pursuant to Section 2.23 and their successors and assigns and shall include, where appropriate, the Swingline Lender.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower or any Subsidiary of Holdings pursuant to the LC Commitment.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Issuing Bank.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.14(c).

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Limited Condition Transaction” shall mean any Acquisition or other Investment by one or more of the Borrower or any of its Subsidiaries of or in any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Liquidity” shall mean, as of any date of determination, the aggregate amount of unrestricted and unencumbered (other than by Liens in favor of the Administrative Agent) cash and Cash Equivalents (measured at fair market value) of the Borrower maintained in the United States plus the aggregate amount actually available be drawn by the Borrower under the Aggregate Revolving Commitments.

“Loan Documents” shall mean, collectively, (a) this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all Issuer Documents, any promissory notes issued hereunder and (b)any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing which the Borrower and the Administrative Agent designate in a writing signed or acknowledged by the Administrative Agent and the Borrower as a “Loan Document”.

“Loan Modification Agreement” shall mean a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.28.

“Loan Modification Offer” shall have the meaning set forth in Section 2.28(a).

“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.

“Master Agreement” shall have the meaning set forth in the definition of “Hedging Transaction.”

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition or assets of the Loan Parties taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (c) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness and (ii) all other agreements, documents, contracts, indentures and instruments pursuant to which (A) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve month period in excess of the Threshold Amount, (B) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve month period in excess of the Threshold Amount and (C) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of Holdings, the Borrower or any of their respective Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding the Threshold Amount. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Real Property” shall mean any real property located in the United States that is owned in fee by a Loan Party and which has a fair market value (estimated in good faith by the Borrower) or purchase price equal to or in excess of $5,000,000 as of the time such property is acquired or the date of substantial completion of any material improvement thereof or new construction thereof (or, if such property is owned by a Person on the date it becomes a Loan Party pursuant to Section 5.10, as of such date).

“Material Subsidiary” shall mean (a) each Wholly-Owned Subsidiary of Holdings that, as of the last day of the Fiscal Quarter most recently ended for which the Borrower has delivered financial statements pursuant to Sections 5.1(a) or 5.1(b), had revenues or total assets for such quarter in excess of two and one-half percent (2.5%) of the consolidated revenues or total assets, as applicable, of Holdings and its Subsidiaries for such Fiscal Quarter or that is designated by the Borrower as a Material Subsidiary and (b) any group comprising Wholly-Owned Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the Fiscal Quarter most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of five percent (5.0%) of the consolidated revenues or total assets, as applicable, of Holdings and its Subsidiaries for such Fiscal Quarter.

“Maturity Date” shall mean (a) with respect to the Term Loan A, the earlier of (i) May 26, 2027 or (ii) the date on which the principal amount of all outstanding Term Loans has been declared or automatically has become due and payable pursuant to Section 8.1 (whether by acceleration or otherwise) and (b) with respect to any Incremental Term Loan, the earlier of (i) the maturity date identified in the definitive documentation therefor or (ii) the date on which the principal amount of all outstanding Term Loans has been declared or automatically has become due and payable pursuant to Section 8.1 (whether by acceleration or otherwise).

“Medicaid” shall mean that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.

“Medicaid Regulations” shall mean, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.

“Medicare Regulations” shall mean collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the United States Department of Health and Human Services or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean any real property that is owned by a Loan Party and is subject to a Mortgage.

“Mortgages” shall mean the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interests of any Loan Party in any real property.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Holdings, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” shall mean the aggregate cash or Cash Equivalents proceeds received by Holdings, the Borrower or any of their respective Subsidiaries in respect of any Asset Sale, Recovery Event or any issuance of Indebtedness or equity securities net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Asset Sale or any Recovery Event, (i) the amount necessary to retire any Indebtedness secured by a Lien permitted by Section 7.2 (ranking senior to any Lien of the Administrative Agent) on the related property and (ii) the amount of any reserves established by the Borrower or any Loan Party in accordance with GAAP to fund any purchase price adjustment indemnification and similar contingent liabilities in connection therewith held pursuant to the applicable purchase agreement or insurance policy; provided, that, to the extent that any such amount ceases to be so reserved (other than any reduction in such reserve to make a payment in respect of such liability or indemnification obligations), the amount thereof shall be deemed to be Net Cash Proceeds of such Asset Sale or Recovery Event at such time.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings or one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” shall have the meaning set forth in Section 2.10(b).

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Obligations” shall mean, collectively, (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Commitment, Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party or Subsidiary of Holdings to any Lender-Related Hedge Provider permitted by Section 7.10, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OIG” shall mean the Office of the Inspector General of the United States Department of Health and Human Services and any successor thereof.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“OSHA” shall mean the Occupational Safety and Health Act of 1970 and any successor statute.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Loans” shall mean one (1) or more Classes of Loans that result from a Refinancing Amendment.

“Other Revolving Commitments” shall mean one (1) or more Classes of revolving credit commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean the Revolving Loans made pursuant to any Other Revolving Commitment or a Loan Modification Agreement.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Other Term Commitments” shall mean one (1) or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one (1) or more Classes of Term Loans that result from a Refinancing Amendment.

“Parent” shall mean biote Corp., a Delaware corporation.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 11.4(d).

“Participant Register” shall have the meaning set forth in Section 11.4(e).

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended and in effect from time to time.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Permitted Acquisition” shall mean any Acquisition that either has been approved in writing by the Required Lenders or with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in the same or similar line of business as Holdings and its Subsidiaries and has its primary operations within the United States of America;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) (i) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect to such Acquisition, (ii) the representations and warranties made by each of the Loan Parties in each Loan Document shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as if made on the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date, and except that for purposes of this clause (ii), the representations and warranties contained in Section 4.4 shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.1(a) and 5.1(b), respectively, (iii) after giving effect to such Acquisition on a Pro Forma Basis, (A) the Borrower shall be in compliance with the financial covenants set forth in Article VI for the period of four (4) Fiscal Quarters most recently ended prior to the date of determination for which financial statements were delivered under Section 5.1(a) or (b) and (B) the Consolidated Total Net Leverage Ratio shall be no greater than the ratio that is 0.25:1.0 (a “quarter turn”) less than the maximum Consolidated Total Net Leverage Ratio then permitted under Section 6.1 and (iv) at least five (5) Business Days prior to the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent a duly completed Pro Forma Compliance Certificate;

(d) immediately after giving effect to such Acquisition and any Credit Event in connection therewith, the Borrower shall have Liquidity of at least $15,000,000;

(e) upon request, the Borrower shall have promptly furnished to the Administrative Agent such available financial and other information as to such Acquisition or the Acquired Business as the Administrative Agent may reasonably request; provided that, if the Acquired Business has earnings before interest, taxes, depreciation and amortization for the period of twelve months most recently ended greater than $10,000,000 on an as-acquired basis, the Administrative Agent shall have received not less than five (5) days prior to the anticipated closing date of any such Acquisition (or such earlier date as the Administrative Agent may agree in its sole discretion), (i) a description of the material terms of such Acquisition and (ii) either, at the Borrower’s option, (A) audited financial statements of the Acquired Business for its most recent fiscal year ended at least ninety (90) days prior to any date of determination, which audited financial statements shall have been audited by independent public accountants of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, and financial statements for any fiscal quarters ended within the fiscal year to date and at least forty five (45) days prior to the date of determination prepared by management of the Acquired Business (which shall be certified by the chief financial officer or treasurer (or manager or member holding performing similar roles) of the Acquired Business as fairly presenting in all material respects the consolidated financial condition of the Acquired Business and its subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements), or (B) a quality of earnings report or other due diligence report on the Acquired Business from a third party reasonably acceptable to the Administrative Agent, which report shall be in form and detail reasonably satisfactory to the Administrative Agent;

(f) if a new Subsidiary is formed or acquired as a result of or in connection with such Acquisition, the Borrower shall have caused such Subsidiary to join as a Guarantor within thirty (30) calendar days of the Acquisition to the extent required by Sections 5.10 and 5.11 in connection therewith;

(g) the Acquired Business shall have earnings before interest, taxes, depreciation and amortization, measured for the period consisting of the most recently ended twelve months for which financial statements have been delivered pursuant to Sections 5.1(a) or 5.1(b), of greater than $0.00 on an as-acquired basis; and

(h) the portion of Consolidated EBITDA generated by the Acquired Business outside the United States and all other foreign operations of Holdings and its Subsidiaries does not exceed 20% of Consolidated EBITDA.

“Permitted Amendment” shall mean an amendment to this Agreement and, if applicable, the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.28, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders, and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders, and/or (c) any call protection with respect to the Loans and/or commitments of the Accepting Lenders, and/or (d) any changes to any prepayment provisions with respect to the Loans of such Accepting Lenders that are less favorable to such Accepting Lenders than to the Non-Accepting Lenders with respect to such applicable Loans and/or (e) additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments or (ii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer).

“Permitted Encumbrances” shall mean:

(a) Liens imposed by Law for taxes not yet due or which are being contested in good faith by appropriate proceedings conducted in good faith and with respect to which adequate reserves are being maintained in accordance with GAAP to the extent required thereby;

(b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings conducted in good faith and with respect to which adequate reserves are being maintained in accordance with GAAP to the extent required thereby;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment and attachment liens not giving rise to a Default or an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings conducted in good faith and with respect to which adequate reserves are being maintained in accordance with GAAP to the extent required thereby;

(f) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Holdings or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings and its Subsidiaries taken as a whole;

(h) provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Junior Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower or any Loan Party in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (a) such Indebtedness is secured by the Collateral on a junior basis with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary of Holdings other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (c) such Indebtedness has no scheduled amortization that is prior to ninety-one (91) days after the earlier of the Latest Maturity Date of the Refinanced Debt at the time of such refinancing, (d) such Indebtedness does not have a final maturity date that is prior to ninety-one (91) days after the earlier of the Latest Maturity Date of the Refinanced Debt at the time of such refinancing, (e) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers, and subject to customary exceptions for bridge financings; provided that in each case, such Permitted Junior Refinancing Debt shall not participate in any such prepayment on a greater than pro rata basis with the Term Loans) that could result in redemptions of such Indebtedness prior to the earlier of the maturity of the Refinanced Debt and the Latest Maturity Date at the time of such refinancing, and (f) such Indebtedness is subject to an Intercreditor Agreement.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to the Additional Refinancing Amount related thereto and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 7.1 and Section 7.2 of this Agreement immediately prior to such refinancing (other than by reference to a Permitted Refinancing), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.1(a)(iv), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is Permitted Senior Refinancing Debt or Permitted Unsecured Refinancing Debt, such Indebtedness complies with the Required Additional Debt Terms, and (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 7.1(a)(ii), (i) the covenants and events of default of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially more favorable to the investors providing such Indebtedness than the covenants and events of default of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Latest Maturity Date at the time such Indebtedness is incurred) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant is either (A) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Latest Maturity Date at the time of such refinancing); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 7.1. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Senior Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower or any other Loan Party in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on an equal priority basis (but without regard to control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary of Holdings other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (c) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events and change of control offers, and subject to customary exceptions for bridge financings; provided that in each case, such Permitted Senior Refinancing Debt shall not participate in any such prepayment on a greater than pro rata basis with the Term Loans) that could result in redemptions of such Indebtedness prior to the earlier of the maturity of the Refinanced Debt and the Latest Maturity Date at the time of such refinancing and (d) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien Intercreditor Agreement and, if applicable, the Second Lien Intercreditor Agreement.

“Permitted Subordinated Indebtedness” shall mean Indebtedness incurred by the Borrower or any Subsidiary of Holdings which (a) has no scheduled amortization, (b) has no optional or mandatory repayment, repurchase, redemption or similar provisions that may be effected at any time when the Obligations or any extension, refinancing, replacement or repurchase thereof, in whole or in part, is outstanding, (c) has no guarantees or other credit support from any Person other than a Loan Party, (d) has no financial maintenance covenants, (e) has no covenants, events of default or similar provisions that are more restrictive in any material respect than those contained in the Loan Documents and (f) is subordinated in right of payment to the Obligations on terms reasonably acceptable to Administrative Agent; provided that if such Indebtedness is secured (i) the Liens securing such Indebtedness shall be junior to the Liens securing the Obligations, (ii) the security agreements governing such Indebtedness shall provide for junior Liens on terms reasonably acceptable to Administrative Agent and (iii) the providers of such Indebtedness (or an agent for such providers) shall have entered into an intercreditor agreement reasonably acceptable to Administrative Agent.

“Permitted Tax Distributions” shall mean tax distributions as required by Section 5.2 of Holdings’ operating agreement as in effect on the Closing Date.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower or any other Loan Party in the form of one or more series of senior unsecured notes or loans; provided that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (b) such Indebtedness has no scheduled amortization, (c) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events and change of control offers) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (d) such Indebtedness does not have a final maturity date that is prior to ninety-one (91) days after the earlier of the Latest Maturity Date of the Refinanced Debt at the time of such refinancing, (e) such Indebtedness is not secured by any Lien on any property or assets of Holdings or any of its Subsidiaries and (f) such Indebtedness is subject to an Intercreditor Agreement.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Personal Information” means all information defined or described by Holdings, the Borrower or any of their respective Subsidiaries as “personal data”, “personal information”, “personally identifiable information”, “protected health information,” “PHI,” “PII,” or any similar term in any of the privacy policies or other public-facing statement of Holdings, the Borrower or any of their respective Subsidiaries, any information that is subject to any Privacy Laws or regarding or capable of being associated with an individual consumer or device, including information that identifies, or could reasonably be used to identify (alone or in combination with other information) or is otherwise identifiable with a device or natural person, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any website or platforms, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Plan” shall mean any “employee pension benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prepayment Event” shall mean:

(a) any Asset Sale (other than an Asset Sale permitted under Section 7.6 (other than Section 7.6(c)) of Holdings or any of its Subsidiaries resulting in Net Cash Proceeds in excess of $5,000,000 in the aggregate for all such Asset Sales in any calendar year; or

(b) any Recovery Event resulting in aggregate Net Cash Proceeds in excess of $1,000,000 in the aggregate for all such Recovery Events in any calendar year; or

(c) the incurrence by Holdings or any of its Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 7.1 (except for Credit Agreement Refinancing Indebtedness, Permitted Unsecured Refinancing Debt, Permitted Senior Refinancing Debt, Permitted Junior Refinancing Debt and Other Loans) or permitted by the Required Lenders pursuant to Section 11.2.

“Privacy Laws” means all applicable international, federal and state laws, statutes, directives, rules, regulations, and legally binding guidance, related to the use, disclosure, privacy and security of Personal Information, including HIPAA.

“Product” shall mean any current or future service or product researched, designed, developed, manufactured, licensed, marketed, advertised, sold, offered for sale, performed, distributed, tested, provided, or commercialized by Holdings or any of its Subsidiaries, including any such product in development or that may be developed in the future.

“Pro Forma Basis” shall mean, for purposes of calculating compliance with respect to any Asset Sale, Recovery Event, Permitted Acquisition, Restricted Payment, increase in the Aggregate Revolving Commitments or incurrence of an Incremental Term Loan pursuant to Section 2.23 or incurrence of Indebtedness, or any other transaction subject to calculation on a “Pro Forma Basis” as indicated herein, that such transaction shall be deemed to have occurred as of the first day of the period of four Fiscal Quarters most recently ended for which the Borrower has delivered financial statements pursuant to Sections 5.1(a) or 5.1(b). For purposes of any such calculation in respect of any Permitted Acquisition, (a) income statement and cash flow statement items attributable to the Person or property subject to such Permitted Acquisition shall be included in Consolidated EBITDA to the extent such items are included in such income statement and cash flow statement items of Holdings and its Subsidiaries in accordance with the definition of “Consolidated EBITDA” set forth in Section 1.1; (b) any Indebtedness incurred or assumed by the Borrower or any Subsidiary of Holdings (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; and (c) Capital Expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period.

“Pro Forma Compliance Certificate” shall mean a certificate of a Responsible Officer of the Borrower containing (a) reasonably detailed calculations of the financial covenants set forth in Article VI recomputed as of the end of the period of the four Fiscal Quarters most recently ended for which the Borrower has delivered financial statements pursuant to Sections 5.1(a) or 5.1(b) after giving effect to the applicable transaction on a Pro Forma Basis and (b) if delivered in connection with any Permitted Acquisition, certifications that clauses (a) through (h) of the definition of “Permitted Acquisition” have been satisfied (or will be satisfied in the time permitted under this Agreement).

“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property Security Documents” shall mean, with respect to any fee interest of a Loan Party any Material Real Property:

(a) a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b) if requested by the Administrative Agent in its reasonable discretion, maps or plats of an as built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2016 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11, 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c) ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Encumbrances, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d) evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of flood insurance policies under the National Flood Insurance Program (or private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies not Affiliates of the Borrower) or certificates of insurance of Holdings and its Subsidiaries evidencing such flood insurance coverage in such amounts and with such deductibles as the Administrative Agent may request and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

(e) if requested by the Administrative Agent, a duly executed Environmental Indemnity with respect thereto;

(f) if requested by the Administrative Agent, (i) environmental questionnaires or (ii) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all of the owned real property, dated no more than six (6) months prior to the Closing Date (or date of the applicable Mortgage if provided post-closing), prepared by environmental engineers satisfactory to the Administrative Agent, all in form and substance satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the real property of any Loan Party as the Administrative Agent shall have requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be satisfied with the contents of all such environmental questionnaires or reports

(g) if requested by the Administrative Agent, evidence satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning Laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(h) an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank as applicable.

“Recovery Event” shall mean any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of Holdings, the Borrower or any of their respective Subsidiaries.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” shall mean the repayment in full and termination of commitments to extend credit under all existing third party Indebtedness for borrowed money of Holdings and its Subsidiaries (including the Existing Credit Agreement, but excluding certain Indebtedness permitted to survive the Closing Date Acquisition pursuant to the terms of the BCA) and the termination or release of all security interests and guarantees with respect to the foregoing (or arrangements for such repayment, termination and release shall have been made).

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.27.

“Refinancing Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, managers, members, officers, employees, agents, advisors, legal counsel, consultants or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Additional Debt Terms” shall mean, with respect to any Indebtedness, (a) to the extent secured, such Indebtedness shall rank equal in or junior to right of payment with the Term Loans, (b) such Indebtedness is not secured by any property or assets of Holdings, the Borrower or any of their respective Subsidiaries other than the Collateral, (c) to the extent such Indebtedness is secured by a Lien on the Collateral that ranks pari passu with the Term Loan A and ranks equal to the right of payment with the Term Loans, (i) such Indebtedness shall not mature earlier than the Latest Maturity Date of the Term Loan A, (ii) the Weighted Average Life to Maturity of such Indebtedness shall not be less than the Weighted Average Life to Maturity of the Term Loan A, and (iii) such Indebtedness shall share ratably in any mandatory prepayments of the Term Loan A (or otherwise provide for more favorable mandatory prepayment treatment for the Term Loan A) and shall have ratable voting rights as the Term Loan A, (d) such Indebtedness shall not be Guaranteed by any Subsidiary of Holdings other than a Guarantor and (e) to the extent such Indebtedness is secured on a junior basis or unsecured, such Indebtedness shall not have amortization.

“Required Lenders” shall mean, at any time, two or more unaffiliated Lenders (unless there is only one (1) Lender, in which case such Lender) holding more than 50% of the aggregate outstanding Revolving Commitments and the Term Loans at such time or if the Lenders have no Commitments outstanding, then two or more unaffiliated Lenders (unless there is only one (1) Lender, in which case such Lender) holding more than 50% of the aggregate outstanding Revolving Credit Exposure and the Term Loans of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.

“Required Revolving Lenders” shall mean, at any time, two or more unaffiliated Lenders (unless there is only one (1) Lender, in which case such Lender) holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then two or more unaffiliated Lenders (unless there is only one (1) Lender, in which case such Lender) holding more than 50% of the aggregate Revolving Credit Exposure; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer or treasurer of the Borrower and (y) with respect to all other provisions, any of the president, chief executive officer, chief operating officer, vice president, chief financial officer, treasurer or assistant treasurer, company secretary or other similar officer of a Loan Party, or any manager, sole member, managing member or general partner thereof or such other representative of such Loan Party as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents (a) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder) as determined in accordance with GAAP or (b) are subject to any Lien in favor of any Person other than Administrative Agent for the benefit of the Secured Parties (but excluding amounts serving as cash collateral for Letters of Credit) other than liens and rights of setoff in favor of depository banks.

“Restricted Debt” shall mean, collectively, any Indebtedness under clauses (a), (b), (c), (e) and (f) of the definition thereof that (a) constitutes Material Indebtedness and is subordinated in right of payment to the Obligations. Notwithstanding anything to the contrary contained herein, “Restricted Debt” shall exclude intercompany Indebtedness.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) May 26, 2027, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a SOFR Loan.

“S&P” shall mean Standard and Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions including, without limitation, Crimea, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Permitted Subordinated Indebtedness on customary or then market-prevailing terms for comparable facilities and reasonably satisfactory to the Administrative Agent.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers.

“Security Agreement” shall mean the security and pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties.

“Senior Representative” shall mean, with respect to any series of Permitted Senior Refinancing Debt, Permitted Junior Refinancing Debt or other Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; (e) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that could reasonably be expected to become an actual or matured liability.

“Specified Event of Default” shall mean an Event of Default arising under Sections 8.1(a), 8.1(b), 8.1(g), 8.1(h) or 8.1(i) hereof.

“Specified Loan Party” shall mean each Loan Party that is, at the time on which the relevant Guarantee or grant of the relevant security interest under the Loan Documents by such Loan Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 10.8.

“Specified Representations” shall mean (a) in connection with the Transactions effected on the Closing Date, the representations with respect to Holdings and its Subsidiaries in the BCA which are material to the interests of the Lenders, but only to the extent that the Acquiror (or its Affiliates) has the right (without regard to notice or lapse of time or both) to terminate its (or their) obligations under the BCA or to decline to consummate the Closing Date Acquisition in accordance with the BCA as a result of a breach of such representations in the BCA, (b) in connection with a Limited Condition Transaction, the representations and warranties made by or on behalf of the target of such Limited Condition Transaction, its subsidiaries or their respective businesses in the applicable acquisition agreement which are material to the interest of the Lenders, but only to the extent that the applicable Loan Party or Subsidiary has the right to terminate its obligations under such acquisition agreement or to decline to consummate such Limited Condition Transaction as a result of a breach of such representations and warranties, and (c) in all cases, the representations and warranties of the Loan Parties set forth in Section 4.1 (with respect to the Borrower and the Guarantors), Section 4.2 (with respect to the entering into, borrowing under, guaranteeing under, and performance of the Loan Documents and the granting of Liens in the Collateral), Section 4.3(b) (with respect to the entering into, borrowing under, guaranteeing under, and performance of the Loan Documents and the granting of Liens in the Collateral), Section 4.8, Section 4.10, Section 4.13(b), Section 4.16, Section 4.18, Section 4.20 and Section 4.22.

“Subordinated Debt Documents” shall mean all indentures, agreements, notes, guaranties, subordination agreements and other material agreements governing or evidencing any Permitted Subordinated Indebtedness and all other material documents relating thereto.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Holdings.

“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean Truist Bank in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20 and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Term Loan A” shall have the meaning set forth in Section 2.5.

“Term Loan A Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make its portion of the Term Loan A hereunder in one advance on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term Loan A Commitments as of the Closing Date is $125,000,000.

“Term Loan Commitments” shall mean the Term Loan A Commitments and the Incremental Term Loan Commitments.

“Term Loans” shall mean the Term Loan A and each Incremental Term Loan, if any.

“Term SOFR” shall mean,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Base Rate Loans:

0.10%

SOFR Loans:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Threshold Amount” shall mean $6,000,000.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.).

“Transaction Costs” shall mean any fees, costs or expenses incurred or paid by Holdings, the Borrower or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean (a) the Closing Date Acquisition, (b) the Refinancing, (c) the Equity Contribution, (d) the funding of the Loans on the Closing Date and the consummation of the other transactions contemplated by this Agreement, (e) the consummation of any other transactions in connection with the foregoing (including in connection with the Closing Date Acquisition Documents) and (f) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

“Truist” shall mean Truist Bank and its successors.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR or the Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfinanced Cash Capital Expenditures” shall mean, for any period, the amount of Capital Expenditures made by Holdings and its Subsidiaries during such period in cash, but excluding any such Capital Expenditures financed with Indebtedness permitted under Section 7.1(a)(iii) or that constitute reinvestment of proceeds as permitted under Section 2.12(b).

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Cash” shall mean, at any time, cash and Cash Equivalents maintained in deposit accounts that are not Restricted at such time.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(g).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Capital Stock (other than (a) directors’, managers’ or members’ qualifying shares and (b) nominal shares issued to foreign nationals or other Persons to the extent required by applicable Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Term Loan”) or by Type (e.g., a “SOFR Loan” or “Base Rate Loan”) or by Class and Type (e.g., “Revolving SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g., “Revolving Borrowing”) or by Type (e.g., “SOFR Borrowing”) or by Class and Type (e.g., “Revolving SOFR Borrowing”).

Section 1.3 Accounting Terms and Determination.

(a) Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of Holdings delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of Holdings last delivered to the Administrative Agent in connection with the establishment of the credit facilities under this Agreement); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

(b) Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (ii) for all purposes of this Agreement and the other Loan Documents, including negative covenants, financial covenants and component definitions, GAAP will be deemed to treat operating leases and Capitalized Lease Obligations, in each case, in a manner consistent with the treatment under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02 (Topic 842).

(c) Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VI (including for purposes of determining the Applicable Margin and any transaction that by the terms of this Agreement requires that any financial covenant contained in Article VI be calculated on a Pro Forma Basis) shall be made on a Pro Forma Basis with respect to any Asset Sale, Recovery Event or Acquisition transaction, in each case, in excess of $3,000,000, occurring during such period.

(d) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any calculation of “extraordinary gains” and/or “extraordinary losses” shall, in each case for all purposes of this Agreement and the other Loan Documents, be determined by reference to GAAP as in effect immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015–01.

Section 1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated and (vi) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time..

Section 1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.8 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.9 Limited Condition Transactions. For purposes of determining compliance on a Pro Forma Basis with any Consolidated Total Net Leverage Ratio or any other basket based on Consolidated EBITDA or total assets, or whether a Default or Event of Default has occurred and is continuing, in each case in connection with the consummation of a Limited Condition Transaction, the date of determination shall, at the option of the Borrower, be the time the definitive agreements for such Limited Condition Transaction are entered into (the “LCA Test Date”) after giving effect to such Limited Condition Transaction on a Pro Forma Basis and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the most recent period of four (4) Fiscal Quarters then ended prior to the LCA Test Date for which consolidated financial statements of Holdings are available, and, for the avoidance of doubt, if any of such ratios or amounts are exceeded as a result of fluctuations in such ratio or amount including due to fluctuations in Consolidated EBITDA of the Borrower or the person subject to such acquisition, at or prior to the consummation of the relevant Limited Condition Transaction, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Transaction is permitted to be consummated; provided that if the Borrower elects to have such determinations occur at the time of entry into such definitive agreement, the Limited Condition Transaction and the Incremental Term Loan to be incurred (and any associated Lien) and the use of proceeds thereof (and the consummation of the applicable Acquisition) shall be deemed incurred and/or applied at the time of such election (until such time as the Incremental Term Loan is actually incurred or the applicable acquisition agreement is terminated without actually consummating the applicable Acquisition) and outstanding thereafter for purposes of determining compliance on a Pro Forma Basis with any applicable Consolidated Total Net Leverage Ratio or any other financial covenant or ratio basket or calculation of total assets, as the case may be (it being understood and agreed that with respect to any such ratio test or basket (even if unrelated to determining whether such Acquisition is a Permitted Acquisition), the Borrower shall demonstrate compliance with the applicable test both after giving effect to the applicable Limited Condition Transaction and assuming that such transaction had not occurred). Notwithstanding the foregoing, it is understood and agreed that (a) in the event the consummation of any such Limited Condition Transaction shall not have occurred on or prior to the date that is ninety (90) days following the signing of the definitive agreement therefore, such transaction shall no longer constitute a Limited Condition Transaction for any purpose hereunder, (b) in all cases no Specified Event of Default shall have occurred and be continuing at the time of the consummation of such Acquisition, and (c) in no event will any Incremental Revolving Commitment be subject to the Limited Condition Transaction provisions of this Section 1.9 and Section 2.23.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1 General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in Dollars in accordance with Section 2.2, (ii) the Issuing Bank may issue Letters of Credit denominated in Dollars in accordance with Section 2.22, (iii) the Swingline Lender may make Swingline Loans to the Borrower in Dollars in accordance with Section 2.4, (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitments in effect from time to time; and (v) each Lender severally agrees to advance its portion of the Term Loan A to the Borrower in Dollars on the Closing Date in a principal amount not exceeding such Lender’s Term Loan A Commitment.

Section 2.2 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Revolving Commitments, to the Borrower in Dollars, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3 Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) U.S. Government Securities Business Days prior to the requested date of each SOFR Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist of Base Rate Loans or SOFR Loans or a combination thereof, as the Borrower may request. The aggregate principal amount of each SOFR Borrowing shall not be less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of SOFR Borrowings outstanding at any time exceed six. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4 Swingline Commitment.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower in Dollars, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.

(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, and such proceeds will be used solely for the repayment of such Swingline Loan.

(d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e) Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5 Term Loan A Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a single term loan (the “Term Loan A”) to the Borrower in Dollars in one advance on the Closing Date in a principal amount equal to the Term Loan A Commitment of such Lender. The Term Loan A may be, from time to time, Base Rate Loans or SOFR Loans or a combination thereof; provided, that on the Closing Date the Term Loan A shall be Base Rate Loans unless the Administrative Agent shall have received a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loan A on the Closing Date. Amounts repaid on the Term Loan A may not be reborrowed.

Section 2.6 Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this Section 2.6(b) shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) U.S. Government Securities Business Days prior to a continuation of or conversion into a SOFR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing; and (iv) if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one (1) month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for SOFR Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a SOFR Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any SOFR Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8 Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. The Term Loan A Commitments shall terminate on the Closing Date upon the making of the Term Loan A pursuant to Section 2.5.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable; provided, that, such notice may state that such request is conditioned upon the occurrence of other transactions, in which case such request may be revoked by the Borrower by written notice to the Administrative Agent on or prior to the specified effective date if such condition is not satisfied), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving

Commitments below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

(c) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.9 Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b) The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan A of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount (as such installment may be adjusted as a result of prepayments made pursuant to Sections 2.11 and 2.12) for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Aggregate Principal Amount of Term Loan A
September 30, 2022	$1,562,500
December 31, 2022	$1,562,500
March 31, 2023	$1,562,500
June 30, 2023	$1,562,500
September 30, 2023	$1,562,500
December 31, 2023	$1,562,500
March 31, 2024	$1,562,500
June 30, 2024	$1,562,500
September 30, 2024	$1,562,500
December 31, 2024	$1,562,500
March 31, 2025	$1,562,500
June 30, 2025	$1,562,500
September 30, 2025	$1,562,500
December 31, 2025	$1,562,500
March 31, 2026	$1,562,500
June 30, 2026	$1,562,500
September 30, 2026	$1,562,500
December 31, 2026	$1,562,500
March 31, 2027	$1,562,500

Notwithstanding anything to the contrary in the foregoing, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loan A shall be due and payable on the Maturity Date.

(c) Each Incremental Term Loan shall be repayable as provided in the documentation establishing such Incremental Term Loan. Amounts repaid on any Incremental Term Loan may not be reborrowed.

Section 2.10 Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each SOFR Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of each conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in the form of Exhibit 2.10 (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11 Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any SOFR Borrowing, 11:00 a.m. not less than three (3) U.S. Government Securities Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable (provided, that, such notice may state that such request is conditioned upon the occurrence of other transactions, in which case such request may be revoked by the Borrower by written notice to the Administrative Agent on or prior to the specified date of such prepayment if such condition is not satisfied) and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such

Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a SOFR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.3 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of the Term Loan A or any Incremental Term Loan, ratably to the Term Loan A and all outstanding Incremental Term Loans, and to the principal installments thereof as directed by the Borrower (and absent such direction, in direct order of maturity).

Section 2.12 Mandatory Prepayments.

(a) If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to SOFR Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

(b) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of Holdings or any of its Subsidiaries of Net Cash Proceeds in respect of any Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Cash Proceeds are received (or, in the case of a Prepayment Event described in clause (c) of the definition of “Prepayment Event”, on the date of such Prepayment Event) prepay the Term Loans in accordance with Section 2.12(c) in an amount equal to such Net Cash Proceeds; provided, however, that in the case of any event described in clause (a) or (b) of the definition of “Prepayment Event” and so long as no Default shall have occurred and be continuing and at the election of Holdings (as notified by Holdings to the Administrative Agent), such Net Cash Proceeds shall not be required to be applied to the Term Loans to the extent such Net Cash Proceeds are reinvested or committed to be reinvested in assets (excluding current assets as classified in accordance with GAAP) used or useful in the business of Holdings and its Subsidiaries within twelve (12) months after the receipt of such Net Cash Proceeds and, if committed to be reinvested prior to the expiration of such twelve (12) month period, actually reinvested in assets (excluding current assets as classified in accordance with GAAP) within six (6) months after the expiration of such twelve (12) month period; provided that if such Net Cash Proceeds shall not have been so reinvested, such prepayment shall be due promptly (and in any event within one (1) Business Day) upon the expiration of the applicable period.

(c) Any prepayments made by the Borrower pursuant to Section 2.12(b) shall be applied to the principal balance of the Term Loan A and to the extent required by the terms of any then-existing Incremental Term Facility, such Incremental Term Facility, on a pro rata basis (except to the extent any such Incremental Term Facility requires prepayments that are less than pro rata) until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares thereof, and to the remaining principal installments thereof (including the bullet payment on the Maturity Date) in inverse order of maturity.

(d) Notwithstanding any other provisions of Section 2.12(b), (i) to the extent that any of or all the Net Cash Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.12(b) (a “Foreign Prepayment Event”) are prohibited or delayed by any Law (including applicable local law) from being repatriated to Holdings, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.12(b) and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Law will not permit repatriation to Holdings (Holdings hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable Law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.12(b) and (ii) to the extent that and for so long as Holdings has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event would have an adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.12(b) and such amounts may be retained by the applicable Foreign Subsidiary; provided that when Holdings determines in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event would no longer have an adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, such Net Cash Proceeds shall be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.12(b).

Section 2.13 Interest on Loans.

(a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each SOFR Loan at Adjusted Term SOFR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c) The Borrower shall pay interest on each Incremental Term Loan as provided in the definitive documentation establishing such Incremental Term Loan.

(d) Notwithstanding Sections 2.13(a), 2.13(b) and 2.13(c), if a Specified Event of Default has occurred and is continuing, the Borrower shall pay interest (“Default Interest”) with respect to all overdue amounts of principal and interest under (x) SOFR Loans at the rate per annum equal to two percent (2.00%) above the otherwise applicable interest rate for such SFOR Loans for the then-current Interest Period until the last day of such Interest Period, and (y) with respect to all Base Rate Loans (including those arising from the end of any Interest Period of any SOFR Loan and all other Obligations hereunder (other than Loans), at the rate per annum equal to two percent (2.00%) above the otherwise applicable interest rate for Base Rate Loans.

(e) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding SOFR Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any SOFR Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(f) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(g) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.14 Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Margin on the average daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the Commitment Fee with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit (the “Letter of Credit Fee”), which shall accrue at a rate per annum equal to the Applicable Margin then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (such Letter of Credit Fee shall continue to accrue on any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Default Interest has been imposed pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by two percent (2.00%).

(d) The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.

(e) Accrued fees under Sections 2.14(b) and 2.14(c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur after the Closing Date and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided, further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.15 Computation of Interest and Fees.

Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16 Inability to Determine SOFR.

(a) Subject to Sections 2.16(b) through 2.16(f), if, prior to the commencement of any Interest Period for any SOFR Borrowing,

(i) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their SOFR Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected

SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. Subject to Sections 2.16(b) through 2.16(f), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.16.

(c) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(e). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will be not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.17 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any SOFR Loan or to or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make SOFR Revolving Loans, or to continue or convert outstanding Loans as or into SOFR Loans, shall be suspended. In the case of the making of a SOFR Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected SOFR Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such SOFR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such SOFR

Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19.

Section 2.18 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a SOFR Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand, the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in Sections 2.18(a) or 2.18(b) shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within five (5) Business Days after receipt thereof.

(c) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

Section 2.19 Funding Indemnity. In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such SOFR Loan if such event had not occurred at Adjusted Term SOFR applicable to such SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan) over (B) the amount of interest that would accrue on the principal amount of such SOFR Loan for the same period if Adjusted Term SOFR were set on the date such SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such SOFR Loan. A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20 Taxes.

(a) Defined Terms. For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(g)(ii)(A), 2.20(g)(ii)(B) and 2.20(g) (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) an executed copy of IRS Form W-8ECI (or any successor thereto),

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor thereto); or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY (or any successor thereto), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-2 or Exhibit 2.20-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.20(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.21 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.21(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary of Holdings or Affiliate thereof (as to which the provisions of this Section 2.21(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.22 Letters of Credit.

(a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Sections 2.22(d) and 2.22(e), may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or any Subsidiary of Holdings (as specified by the Borrower in the request for such Letter of Credit) on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date (which in no event shall extend beyond the date referred to in clause (B) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank); (ii) each Letter of Credit shall be in a stated amount of at least $100,000; (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitments; and (iv) the Borrower shall not request, and the Issuing Bank shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person or in any

Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit shall be issued on the account of a Borrower or a Subsidiary of Holdings, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower and/or the applicable Subsidiary of Holdings shall have executed and delivered any Issuer Documents as the Issuing Bank shall require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such

Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to Section 2.22(a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of Holdings, the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to Sections 2.22(d) or 2.22(e) on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate.

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this Section 2.22(g), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Sections 8.1(g), 8.1(h) or 8.1(i). Such deposit shall be held by the Administrative Agent as Cash Collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this Section 2.22(g). Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h) Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary of Holdings or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi) the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable Laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each Letter of Credit Application submitted for the issuance of a Letter of Credit.

(k) In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Any Issuing Bank may resign as an “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing

Bank except as expressly provided above. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.14(c). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit.

(m) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of Holdings, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for all LC Disbursements and to otherwise perform all obligations hereunder in respect of such Letter of Credit as if it has been issued for the account of the Borrower. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries of Holdings inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries of Holdings.

Section 2.23 Increase of Commitments; Additional Lenders.

The Borrower shall have the right from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, to increase the Aggregate Revolving Commitments (each such increase, an “Incremental Revolving Facility”) or establish one or more additional term loans (each such term loan, an “Incremental Term Facility”, and together with each Incremental Revolving Facility, an “Incremental Facility”) by an amount not to exceed the Incremental Cap; provided that:

(a) no Default or Event of Default shall have occurred and be continuing on the date on which such Incremental Facility is to become effective; provided that in connection with a requested borrowing of any Incremental Term Loan for the express purposes of funding, in whole or in part, the purchase price of a Permitted Acquisition that is a Limited Condition Transaction, the condition of this Section 2.23(a) shall be (x) no Default or Event of Default exists or would exist at the time a binding purchase agreement for such transaction is entered into by the applicable Loan Party and (y) the absence of a Specified Event of Default at the time of and after giving effect to the consummation of such Limited Condition Transaction;

(b) both before and after giving effect to the consummation of the applicable Incremental Facility and the transactions related thereto, each of the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (provided that if a representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition); provided that in connection with a requested borrowing of any Incremental Term Loan for the sole express purpose of financing in whole or in part the purchase price for a Limited Condition Transaction, (i) such representations and warranties shall be true and correct in all material respects (provided that if a representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition) on and as of the date of effectiveness of the definitive purchase agreement for such Limited Condition Transaction and (ii) the representations and warranties required to be correct and accurate at the time of the closing of such Limited Condition Transaction and funding of any applicable Incremental Term Loan will be limited to the Specified Representations and such other representations and warranties in the applicable acquisition agreement made by or with respect to the Person or assets subject to such Permitted Acquisition that are material to the interests of the Lenders shall be true and correct in all material respects, but only to the extent that the Borrower or applicable Subsidiary has the right to terminate its obligations under such acquisition agreement or not consummate such Permitted Acquisition as a result of a breach of such representations in such acquisition agreement;

(c) such Incremental Facility shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree in its discretion);

(d) such Incremental Revolving Facility or Incremental Term Facility shall be effective only upon receipt by the Administrative Agent of (i) additional Revolving Commitments (each such commitment, an “Incremental Revolving Commitment”) in a corresponding amount of such requested Incremental Revolving Facility or Incremental Term Loan Commitments, in each case, in a corresponding amount of such requested Incremental Term Facility from either existing Lenders and/or one or more other institutions that qualify as assignees under Section 11.4 and which are approved by the Administrative Agent (each such approval not to be unreasonably withheld or delayed) (each such institution, an “Additional Lender”) (and with respect to any Additional Lender providing an Incremental Revolving Commitment, with the approval of each of the Issuing Bank and the Swingline Lender) and (ii) documentation from each existing Lender or Additional Lender providing an Incremental Revolving Commitment or Incremental Term Loan Commitment evidencing its agreement to provide an Incremental Revolving Commitment and/or Incremental Term Loan Commitment and its acceptance of the obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent;

(e) the Administrative Agent shall have received customary closing certificates and legal opinions and all other documents (including resolutions of the manager or board of directors of the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for such Incremental Facility and the validity of such Incremental Facility, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(f) the Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating compliance with the financial covenants in Article VI hereof after giving effect to such Incremental Facility (without “netting” the cash proceeds of the applicable Incremental Facility against Consolidated Total Debt and assuming, for purposes of such demonstration, that all Incremental Revolving Commitments are fully drawn) on a Pro Forma Basis in form and substance reasonably satisfactory to the Administrative Agent; provided that in connection with a requested borrowing of under any Incremental Term Loan Commitment for the express purposes of funding, in whole or in part, the purchase price of a Permitted Acquisition that is a Limited Condition Transaction, the date of determination for compliance with financial covenants in Article VI on a Pro Forma Basis shall be the date on which a binding purchase agreement is entered into by the Borrower or applicable Subsidiary;

(g) if any Revolving Loans are outstanding at the time of the incurrence of any Incremental Revolving Facility, the Borrower shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 2.19) in an amount necessary such that after giving effect to such Incremental Revolving Facility, each Lender will hold its Pro Rata Share of outstanding Revolving Loans;

(h) any Incremental Revolving Facility shall have terms identical to those for the Revolving Loans under this Agreement, except for upfront fees payable to the Lenders providing commitments for such Incremental Revolving Facility and, for purposes of clarity, no Incremental Revolving Facility shall be subject to any limited conditionality in connection with any Limited Condition Transaction;

(i) with respect to any Incremental Term Facility, the interest rate, interest rate margins, fees, discount, amortization, protection with respect to the final maturity date and Weighted Average Life to Maturity and the final maturity date for such Incremental Term Facility applicable to any Incremental Term Facility shall be as set forth in the definitive documentation therefore; provided that (i) any such Incremental Term Facility shall have a final maturity date that is coterminous with or later than the Revolving Commitment Termination Date and the Maturity Date of the Term Loan A, (ii) the Weighted Average Life to Maturity of such Incremental Term Facility shall not be less than the Weighted Average Life to Maturity of the Term Loan A or any other then existing Incremental Term Loan, (iii) such Incremental Term Facility shall share ratably in any mandatory prepayments of any then-existing Term Loan (or otherwise provide for more favorable mandatory prepayment treatment for the other Term Loans) and shall have ratable voting rights as the Term Loan A (or otherwise provide for more favorable voting rights for the other Term Loans) and (iv) the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity) (the “All-In Yield”), but excluding arrangement, structuring and underwriting fees paid or payable to the any arranger of such Incremental Term Loan or its Affiliates) applicable to such Incremental Term Loan shall not be more than 0.50% higher than the corresponding All-In Yield (determined on the same basis) applicable to the existing Aggregate Revolving Commitments, Term Loan A or any then outstanding Incremental Term Loan (it being understood that (x) interest on the Aggregate Revolving Commitments, the Term Loan A and any existing Incremental Term Loan may be increased to the extent necessary to satisfy this requirement, (y) if Term SOFR in respect of such Incremental Facility includes a floor that is greater than both the floor applicable to the Aggregate Revolving Commitments, the Term Loan A or any existing Incremental Facility and 3-month Term SOFR then in effect, such excess amount (over the greater of the existing floor and such 3-month Term SOFR) shall be equated to interest rate for purposes of determining the applicable interest rate under such Incremental Facility and (z) differences in the Term SOFR or Base Rate floor if required to be adjusted pursuant to the foregoing shall be added to the Term SOFR or Base Rate floor to the extent required (and not to the Applicable Margin);

(j) no Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents or to provide any portion of any Incremental Term Facility, and any decision by a Lender to increase its Revolving Commitment or provide any portion of any Incremental Term Facility shall be made in its sole discretion independently from any other Lender;

(k) no Arranger nor any Lender shall have any responsibility for arranging any such Incremental Facility without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith;

(l) except as otherwise required or permitted by clause (a) through (k) above, all other terms of any Incremental Facility, if not consistent with the terms of the Term Loan A or the Revolving Loans under this Agreement, as the case may be, shall be reasonably satisfactory to the Administrative Agent;

(m) for purposes of clarity, extensions of credit under any Incremental Facility shall constitute Loans hereunder and rank pari passu with all other Loans hereunder and shall be secured on a pari passu basis with the other Obligations; and

(n) Notwithstanding anything to the contrary in Section 11.2, the Administrative Agent, the Loan Parties and the existing Lenders and/or Additional Lenders providing any such Incremental Revolving Commitments or any such Incremental Term Loan Commitments, without the further consent of any other Person, are expressly permitted to enter into an Incremental Facility Amendment to amend the Loan Documents to the extent necessary to give effect to Incremental Facility, and to implement any technical, administrative and/or mechanical changes that are necessary or advisable to be implemented in connection therewith (including, without limitation, to ensure continuing pro rata allocations of Loans and Commitments and to implement ratable participations in Letters of Credit).

Section 2.24 Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25 Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (b) any Lender is a Defaulting Lender, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.2(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26 Defaulting Lenders.

(a) Cash Collateral.

(i) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

(ii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to Section 2.26(a)(iii). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to Section 2.26(a)(i), the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv) Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Sections 2.26(b) through 2.26(d) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 11.2.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facilities without giving effect to Section 2.26(b)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(A) Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).

(B) With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.26(b)(iv), (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) If the reallocation described in Section 2.26(b)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.

Section 2.27 Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Other Term Loans) or (ii) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), which may be in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (ii) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of the Revolving Loans (or unused Revolving Commitments) being refinanced and (y) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the earlier of the maturity date of the Term Loans being refinanced and the Latest Maturity Date at the time of such refinancing, (iii) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so refinanced, as the case may be and (iv) no Event of Default shall exist or result therefrom; provided that the requirements in this clause (iv) shall not apply to Credit Agreement Refinancing Indebtedness in respect of all the Obligations. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.27 shall be in an aggregate principal amount that is (x) not less than $5,000,000 in the case of Other Term Loans or Other Revolving Loans and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swingline Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.27. In addition, if so provided in the relevant Refinancing Amendment and with the consent of the Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Commitment Termination Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) Notwithstanding anything to the contrary, this Section 2.27 shall supersede any provisions in Section 2.21 or Section 11.2 to the contrary.

Section 2.28 Loan Modification Offers.

(a) At any time after the Closing Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender in writing as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.28, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new or same “Class” of loans and/or commitments hereunder.

(b) If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.4) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.28(c), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.4(b).

(c) Notwithstanding anything to the contrary, this Section 2.28 shall supersede any provisions in Section 2.21 or Section 11.2 to the contrary.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions To Effectiveness. This Agreement and the obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall be effective upon satisfaction of the following conditions precedent in each case in form and substance satisfactory to the Administrative Agent and each Lender:

(a) Loan Documents. Receipt by the Administrative Agent of a counterpart of this Agreement and the other Loan Documents signed by or on behalf of each party hereto or thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of such signed signature page) that such party has signed a counterpart of this Agreement and the other Loan Documents to which such party is a party.

(b) Organization Documents; Resolutions and Certificates. Receipt by the Administrative Agent of:

(i) a certificate of the Secretary, Assistant Secretary or a Responsible Officer of each Loan Party, attaching and certifying copies of such Loan Party’s Organization Documents and resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party; and

(i) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party.

(c) Opinions of Counsel. Receipt by the Administrative Agent of favorable written opinions of counsel to the Loan Parties addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein in form and substance satisfactory to the Administrative Agent.

(d) Officer’s Closing Certificate. Receipt by the Administrative Agent of a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying that after giving effect to the funding of the Term Loan A and any Revolving Loans on the Closing Date, the conditions specified in Sections 3.1(h), (i), (j), (k) and (l) are satisfied as of the Closing Date.

(e) Sources and Uses. Receipt by the Administrative Agent of a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof.

(f) Solvency. Receipt by the Administrative Agent of a certificate, dated the Closing Date and signed by the chief financial officer of the Borrower, confirming that the Loan Parties, on a consolidated basis, are Solvent before and after giving effect to the funding of the Term Loan A and any Revolving Loans on the Closing Date and the consummation of the other transactions contemplated herein.

(g) Personal Property Collateral. Receipt by the Administrative Agent of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party;

(ii) Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Security Agreement or any other pledge agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person);

(iv) searches of ownership of, and Liens on, United States registered intellectual property owned by each Loan Party in the appropriate governmental offices;

(v) duly executed notices of grant of security interest in the form required by any security agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property owned by the Loan Parties (if and to the extent perfection may be achieved in the United States Patent and Trademark Office or the United States Copyright Office by such filings); and

(vi) certificates of insurance issued on behalf of insurers of the Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties, and endorsements naming the Administrative Agent as additional insured on liability policies and lender’s loss payee on property and casualty policies;

provided, however, that, each of the requirements set forth in Section 3.1(g) (other than a Lien that may be perfected by the filing of a Uniform Commercial Code financing statement or by possession of certificates representing capital stock or other certificated instrument of the Acquired Business, together with transfer powers therefor (provided that such certificated capital stock and other certificated instrument of the Acquired Business will be required to be delivered on the Closing Date only to the extent the same are received from the Acquired Business after the Borrower’s use of commercially reasonable efforts to do so) or, with respect to intellectual property registered (or applications for registration) with the United States Patent and Trademark Office (the “USPTO”) or the United States Copyright Office (the “USCO”), intellectual property filings with the USPTO or the USCO, as applicable (provided that the Borrower’s sole obligation shall be to execute and deliver, or cause to be executed and delivered, necessary intellectual property security agreements to the Administrative Agent in proper form for filing with the USPTO and the USCO and to irrevocably authorize, and to cause the applicable Guarantor to irrevocably authorize, the Administrative Agent to file such intellectual property security agreements with the USPTO and USCO)) shall not constitute conditions precedent to any Borrowing on the Closing Date after the Borrower’s use of commercially reasonable efforts to provide such items on or prior to the Closing Date without undue burden or expense if the Borrower agrees to deliver, or cause to be delivered, such search results, documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion).

(h) Closing Date Acquisition. All conditions precedent to the Closing Date Acquisition, other than the funding of the Loans, shall have been satisfied, and the Closing Date Acquisition shall be consummated (or shall be consummated concurrently with the initial funding of the Loans on the Closing Date) in accordance in all material respects with the terms of the BCA, except for waivers of conditions that are not materially adverse to the Administrative Agent or the Lenders, without the prior written consent of the Administrative Agent and Truist Securities (not to be unreasonably withheld, delayed or conditioned); provided that it being understood that (i) any modifications to any of the provisions relating to the Administrative Agent’s, Truist Securities’ or any Lender’s liability, jurisdiction or status as a third party beneficiary under the BCA, (ii) any changes to the definition of Material Adverse Effect (as defined in the BCA), or (iii) any action taken by the Acquiror at the request of the Borrower that would constitute an exception to Material Adverse Effect (as defined in the BCA), in each case, shall be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Administrative Agent and Truist Securities; provided, further, that any increase or decrease in the amount or value of the Closing Company Units (as defined in the BCA) held by the Selling Member (as defined and pursuant to the BCA) shall not be deemed to be materially adverse to the interests of the Administrative Agent or Lenders. The Administrative Agent and Truist Securities shall have received certified copies of the BCA and all other material Closing Date Acquisition Documents, each in form and substance satisfactory to the Administrative Agent and Truist Securities.

(i) Equity Contribution. The Equity Contribution shall have been made (or substantially concurrently with the closing of this Agreement shall be made) in an amount equal to or greater than 40% of the sum of (A) the Company Equity Value (as defined in the BCA) plus (y) the aggregate principal amount of the Term Loan A funded on the Closing Date.

(j) Specified Representations. The Specified Representations shall be accurate in all material respects on and as of the Closing Date; provided that any Specified Representations set forth in clause (a) of the definition thereof that are qualified by or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the BCA as in effect on December 13, 2021.

(k) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of the BCA.

(l) Cash on Balance Sheet. After giving effect to the Transactions on the Closing Date, the Borrower and its Subsidiaries shall have unrestricted and unencumbered (other than restrictions and/or encumbrances in favor of the Administrative Agent on behalf of the Secured Parties) domestic cash and Cash Equivalents of at least $50,000,000.

(m) Notice of Revolving Borrowing. Receipt by the Administrative Agent of a Notice of Revolving Borrowing with respect to any Revolving Loans to be advanced on the Closing Date.

(n) Refinancing of Existing Indebtedness. Receipt by the Administrative Agent of copies of duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, together with: (i) evidence of payment in full of any Indebtedness that is not expressly permitted under this Agreement to remain outstanding after the Closing Date; (ii) UCC–3s, cancellations, releases, and/or other appropriate termination statements, each in form and substance satisfactory to the Administrative Agent, releasing all Liens that are not expressly permitted under the Agreement to remain in effect after the Closing Date, including, without limitation, all Liens granted under, or in connection with, any such Indebtedness referred to in the foregoing clause (n)(i); and (iii) any other cancellations, releases, terminations, and/or other documents, filings or recordations reasonably required by the Administrative Agent to evidence the payoff of any such Indebtedness referred to in clause (n)(i) above.

(o) PATRIOT Act; Anti-Money Laundering Laws. At least three (3) days prior to the date of this Agreement, receipt by the Administrative Agent of all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering laws including the PATRIOT Act and, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower, in each case to the extent requested of the Borrower at least ten (10) Business Days prior to the Closing Date.

(p) Financial Statements. Receipt by the Administrative Agent of the (i) audited consolidated balance sheets and related audited statements of income and stockholders’ equity and cash flows of Holdings and its Subsidiaries for the Fiscal Years ended December 31, 2019, December 31, 2020 and December 31, 2021 (it being acknowledged that the financial statements previously delivered to the Administrative Agent have satisfied this requirement) and (ii) unaudited consolidated balance sheets and related unaudited statements of income and cash flows of Holdings and its Subsidiaries for March 31, 2022 and for each subsequent interim quarterly period after March 31, 2022 that has ended at least forty-five

(45) calendar days prior to the Closing Date, in the cases of clauses (i) and (ii) which have been prepared, in all material respects in accordance with GAAP and without the requirement to include footnote disclosure and other presentation items and, in the case of clause (ii), subject to normal year-end adjustments.

(q) Fees and Expenses. Receipt by the Administrative Agent of all fees due and payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least two (2) Business Days in advance, all other amounts due and payable pursuant to any Fee Letter on or prior to the Closing Date.

Without limiting the generality of the provisions of this Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 3.2 Each Credit Event after the Closing Date. Subject to the terms of Section 1.9 with respect to any Limited Condition Transaction, the obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case, after the Closing Date, is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date;

(c) the Borrower shall have delivered the required Notice of Borrowing; and

(d) if any Lender with a Revolving Commitment is a Defaulting Lender at the time of any request by the Borrower of a Borrowing of a Swingline Loan or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, set forth in this Section 3.2, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that 100% of the related LC Exposure and Swingline Exposure is fully covered or eliminated pursuant to Section 2.26.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 3.2(a) and 3.2(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1 Existence; Power. Each of the Loan Parties and each of their Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Organizational Power; Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by each Loan Party, and constitutes, and each other Loan Document to which any Loan Party is party, when executed and delivered by such Loan Party, will constitute a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party party thereto, in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not and will not require any consent or approval of, registration or filing with, notice to, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect and maintain the perfection of the Liens created by the Collateral Documents, (b) do not and will not violate the Organization Documents of any Loan Party or any Law applicable to any Loan Party or any of their Subsidiaries or any judgment, order, decree or ruling of any Governmental Authority, (c) do not and will not violate, conflict with, result in a breach or constitute (with due notice or lapse or time or both) a default under any indenture, agreement or other instrument binding on any Loan Party or any of their Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any Loan Party or any of their Subsidiaries, (d) do not and will not result in the creation or imposition of any Lien on any asset or properties of any Loan Party or any of their Subsidiaries, except Liens (if any) created under the Loan Documents and (e) do not and will not require any approval of stockholders, members or partners or any approval or consent of any Person under any contractual obligation of any Loan Party or any of their Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Lenders.

Section 4.4 Financial Statements.

(a) The Borrower has furnished to each Lender (i) the Audited Financial Statements and (ii) the Interim Financial Statements. Such financial statements fairly present the consolidated financial condition of Holdings and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the Interim Financial Statements. The financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) have been prepared in accordance with GAAP and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of the dates thereof and for the periods covered thereby. Since the date of the Audited Financial Statements, there have been no changes with respect to Holdings, the Borrower and their respective Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

(b) The unaudited consolidated balance sheets and related unaudited statements of income and cash flows of Holdings and its Subsidiaries for March 31, 2022 (i) were prepared in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and for such period, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and to any other adjustments described therein.

Section 4.5 Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Responsible Officer, threatened in writing against or affecting Holdings, the Borrower or any of their respective Subsidiaries (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Except with respect to any matters that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any of their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6 Compliance with Laws and Agreements.

(a) Except where non-compliance, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and each of their respective Subsidiaries is in compliance with (i) all Laws and all judgments, decrees and orders of any Governmental Authority and (ii) all indentures, agreements or other instruments binding upon it or its properties.

(b) Except for any notices or other correspondence that could not reasonably be expected to have a Material Adverse Effect, Holdings and its Subsidiaries have not received from the FDA, a Warning Letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws and regulations enforced by the FDA, or any comparable correspondence from any federal, state or local authority with regard to any Product or the manufacture, processing, packaging or holding thereof, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any federal, state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof.

(c) Holdings and its Subsidiaries have not entered into any consent decree or order pursuant to any FDA Law and Regulations and neither Holdings nor any of its Subsidiaries is a party to any judgment, decree or judicial or administrative order pursuant to any FDA Law and Regulations, except for any decrees, judgments, or orders that could not reasonably be expected to have a Material Adverse Effect.

(d) Neither Holdings nor any of its Subsidiaries, nor to the Borrower’s knowledge, any officer, employee, or agent of Holdings or any of its Subsidiaries, has (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or (iii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991). To the knowledge of Holdings and its Subsidiaries, no officer, employee or agent of Holdings and its Subsidiaries has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a.

(e) Neither Holdings nor any of its Subsidiaries has introduced into commercial distribution any Products that were upon their shipment by Holdings or its Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331 except for failures to be in compliance with the foregoing that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(f) All Products manufactured, marketed, or distributed by Holdings and its Subsidiaries have been cleared or approved by the FDA or are exempt from such FDA clearance or approval in accordance with FDA Law and Regulations or a written FDA policy of enforcement discretion, including, without limitation, any Products manufactured by or for any third party.

(g) Holdings and its Subsidiaries are and have been in compliance with the FDA’s good manufacturing practices (including, but not limited to, 21 C.F.R. Parts 210, 211, and 820) to the extent applicable to the operations of Holdings and its Subsidiaries and except for any non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries and to the knowledge of Holdings and its Subsidiaries, any of their customers has, since the date three (3) years prior to the Closing Date, undertaken a recall or field correction or removal of any Product, except for any recalls, field corrections, or removals that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(h) Holdings and its Subsidiaries are and have been in compliance in all material respects with all Privacy Laws applicable to the conduct of its and its Subsidiaries’ business and the types of Personal Information that Holdings and its Subsidiaries collect from individuals and the uses and disclosures of such Personal Information by Holdings and its Subsidiaries. Neither Holdings nor any of its Subsidiaries has received written notice of any claim that Holdings, any of its Subsidiaries or any of their respective contractors or employees, has breached any Laws applicable to the collection, use or disclosure of Personal Information.

Section 4.7 No Default.

(a) No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

Section 4.8 Investment Company Act, Etc. No Loan Party nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.9 Taxes. The Loan Parties and their Subsidiaries have filed or caused to be filed all federal, state and other material tax returns required to be filed by them, and have paid all federal, state and other material taxes, assessments, fees or other charges imposed on them or any of their property by any Governmental Authority, except (a) where the same are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.10 Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. No Loan Party nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”. Following the application of the proceeds of each Loan or Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.2 or Section 7.6 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of a Lender relating to Material Indebtedness will be “margin stock”.

Section 4.11 ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. None of Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Holdings, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to Holdings, the Borrower or any of their respective Subsidiaries. None of Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.

Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to Holdings, the Borrower or any of their respective Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither Holdings, the Borrower nor any of their respective Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 4.12 Ownership of Property; Intellectual Property; Insurance.

(a) Each Loan Party and each of its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the Audited Financial Statements or the most recent audited consolidated balance sheet of Holdings delivered pursuant to Section 5.1(a) or purported to have been acquired by Holdings, the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens not permitted by this Agreement. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, all leases that individually or in the aggregate are material to the business or operations of Holdings, the Borrower and their respective Subsidiaries are valid and subsisting and are in full force.

(b) Each of the Loan Parties and their Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Loan Parties and their Subsidiaries, to the knowledge of the Borrower, does not infringe in any material respect on the rights of any other Person.

(c) The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or any applicable Subsidiary operates.

Section 4.13 Disclosure.

(a) Each Loan Party has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Lender Presentation nor any of the reports (including without limitation all reports that any Loan Party is required to file with the SEC), financial statements, certificates or other information furnished in writing by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that, with respect to estimates, forecasts, projections and other forward-looking information, Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood and agreed that (i) any financial or business projections furnished by Holdings or the Borrower are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower, (ii) no assurance is given by Holdings or the Borrower that the results of such projections will be realized and (iii) the actual results may differ from the results of such projections and such differences may be material.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.14 Labor Relations. There are (a) no strikes, lockouts or other material labor disputes or grievances against Holdings or any Subsidiary, or, to the knowledge of a Responsible Officer of Holdings or any Subsidiary, threatened in writing against or affecting Holdings or any Subsidiary, (b) no significant unfair labor practice, charges or grievances are pending against Holdings or any Subsidiary, or to the knowledge of a Responsible Officer of Holdings or any Subsidiary, threatened against any of them before any Governmental Authority and (c) all material payments due from Holdings or any Subsidiary pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Holdings or any such Subsidiary, except (with respect to any matter specified in clauses (a) or (b) above, wither individually of in the aggregate) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.15 Subsidiaries. Schedule 4.15 sets forth (a) the name of, the ownership interest of each Loan Party in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date and (b) the authorized Capital Stock of the Borrower and each of the Subsidiaries of Holdings as of the Closing Date. All issued and outstanding Capital Stock of the Borrower and each Subsidiary of Holdings is duly authorized and validly issued, fully paid, non-assessable, as applicable, and free and clear of all Liens other than those in favor of the Administrative Agent, for the benefit of the Secured Parties. All such securities were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Capital Stock of the Borrower and each of the Subsidiaries of Holdings is owned by the Persons and in the amounts set forth on Schedule 4.15. Except as set forth on Schedule 4.15, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, commitments or other similar agreements or understandings for the purchase or acquisition of any Capital Stock of the Borrower or any the Subsidiaries of Holdings, and there are no membership interest or other Capital Stock of the Borrower or any of the Subsidiaries of Holdings outstanding which upon conversion or exchange would require the issuance by the Borrower or any Subsidiary of Holdings of any additional membership interests or other Capital Stock of the Borrower or any Subsidiary of Holdings or other securities convertible into, exchangeable for or evidencing the right to subscribe for a purchase, a membership interest or other Capital Stock of the Borrower or any Subsidiary of Holdings.

Section 4.16 Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Loan Parties are Solvent on a consolidated basis.

Section 4.17 Business Locations; Taxpayer Identification Number; Deposit Accounts. Set forth on Schedule 4.17-1 is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date (identifying whether such real property is owned or leased and which Loan Party owns or leases such real property). Set forth on Schedule 4.17-2 is the chief executive office, U.S. federal taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party as of the Closing Date is as set forth on the signature pages hereto. Except as set forth on Schedule 4.17-3, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure. Set forth on Schedule 4.17-4 is a complete and accurate list as of the Closing Date of all Deposit Accounts (as defined in the UCC) and Securities Accounts (as defined in the UCC) of each Loan Party at any bank or other financial institution, in each case, identifying the type of account and whether such Deposit Account (as defined in the UCC) or Securities Account (as defined in the UCC) is an Excluded Account.

Section 4.18 Material Agreements. As of the Closing Date, all Material Agreements of Holdings, the Borrower and their respective Subsidiaries are set forth on Schedule 4.18, and each such Material Agreement is in full force and effect. The Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements. As of the Closing Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

Section 4.19 Sanctions and Anti-Corruption Laws.

(a) None of Holdings, the Borrower or any of their respective Subsidiaries or any of their respective directors, managers, members, officers, employees, agents or affiliates is a Sanctioned Person.

(b) Holdings, the Borrower, their respective Subsidiaries and their respective directors, managers, members, officers and employees and, to the knowledge of the Borrower, the agents of Holdings, the Borrower and their respective Subsidiaries, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. Holdings, the Borrower and their respective Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions and Anti-Corruption Laws.

(c) No proceeds of any Credit Event have been used, directly or indirectly, by Holdings, the Borrower or any of their respective Subsidiaries or any of its or their respective directors, managers, members, officers, employees and agents in violation of Section 7.17.

Section 4.20 Subordination of Subordinated Debt. This Agreement, and all amendments, modifications, extensions, renewals, refinancings and refundings hereof, constitute the “Senior Credit Agreement” within the meaning of any applicable Subordinated Debt Document; this Agreement, together with each of the other Loan Documents and all amendments, modifications, extensions, renewals, refinancings and refundings hereof and thereof, constitute “Senior Loan Documents” under any documentation with respect to Permitted Subordinated Indebtedness; and the Revolving Loans, the Term Loans and all other Obligations of the Loan Parties to the Lenders and the Administrative Agent under this Agreement and all other Loan Documents, and all amendments, modifications, extensions, renewals, refinancings or refundings of any of the foregoing, constitute “Senior Indebtedness” of the Loan Parties, and the holders thereof from time to time shall be entitled to all of the rights of a holder of “Senior Indebtedness” pursuant to any documentation with respect to Permitted Subordinated Indebtedness.

Section 4.21 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 4.22 Perfection of Security Interests in the Collateral. The Collateral Documents create valid security interests in, and Liens on, the property described in and subject to the lien-granting provisions of the Collateral Documents, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Liens permitted under this Agreement, to the extent required by such Collateral Documents.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding (other than contingent indemnification obligations as to which no claim has been made by the Person entitled thereto), or any Letter of Credit shall remain outstanding, such Loan Party shall and shall cause each Subsidiary to:

Section 5.1 Financial Statements and Other Information. Deliver to the Administrative Agent and each Lender:

(a) within 90 days after the end of each Fiscal Year of Holdings (commencing with the Fiscal Year ended December 31, 2022), a copy of the annual audited report for such Fiscal Year for Holdings and its Subsidiaries, containing a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows (together with all footnotes thereto) of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by independent public accountants of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent (it being agreed that Deloitte is acceptable to the Administrative Agent) (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit, except to the extent any qualification results solely from a current maturity of the Loans occurring within one (1) year from the time such opinion is delivered) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards accompanied by a copy of management’s discussion and analysis with respect to such annual financial statements;

(b) within 45 days after the end of each of the first three Fiscal Quarters Holdings (commencing with the Fiscal Quarter ending June 30, 2022), an unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income or operations, and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of Holdings’ previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as presenting fairly the financial condition, results of operations, and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes accompanied by a copy of management’s discussion and analysis with respect to such quarterly financial statements;

(c) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b), a Compliance Certificate signed by a Responsible Officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI,

(iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Audited Financial Statements, and if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate and (iv) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be;

(d) within 60 days after the end of each Fiscal Year of Holdings (beginning with the Fiscal Year ending December 31, 2022), a budget for the Fiscal Year then in progress, containing an income statement, balance sheet and statement of cash flow of Holdings and its Subsidiaries on a quarterly basis for such Fiscal Year;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or with any national securities exchange, or distributed by Holdings or the Borrower to their respective shareholders generally, as the case may be; and

(f) promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial condition of Holdings or any Subsidiary as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to Section 5.1(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (x) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”); or (y) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent). Notwithstanding the foregoing, the financial reporting obligations in this Section 5.1 may be satisfied by delivery of consolidated financial statements of Parent or any other direct or indirect parent of Holdings together with a reconciliation that shows differences between such parent and its Subsidiaries on a consolidated basis compared to Holdings and its Subsidiaries on a consolidated basis (it being understood that any such reconciliation shall not be required to be audited).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and each Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United

States Federal and state securities laws (provided that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 11.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 5.2 Notices of Material Events. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) promptly and, in any event, within one (1) Business Day after a Responsible Officer obtains knowledge of the occurrence thereof, the occurrence of any Default or Event of Default;

(b) promptly and, in any event, within five (5) Business Days after a Responsible Officer obtains knowledge of the occurrence thereof, the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting any Loan Party or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect;

(c) promptly and, in any event, within ten (10) Business Days after a Responsible Officer obtains knowledge of the occurrence thereof, the occurrence of any event or any other development by which Holdings, the Borrower or any of their respective Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) promptly and, in any event, within five (5) Business Days after (A) a Responsible Officer of Holdings, the Borrower or any of their respective Subsidiaries becomes aware that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, the Borrower, such Subsidiary of Holdings or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (B) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower;

(e) promptly and, in any event, within five (5) Business Days after a Responsible Officer obtains knowledge of the occurrence thereof, the occurrence of any default or event of default, or the receipt by Holdings or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of Holdings or any of its Subsidiaries;

(f) promptly and, in any event, within five (5) Business Days after a Responsible Officer obtains knowledge of the occurrence thereof, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(g) promptly and, in any event, within fifteen (15) Business Days after a Responsible Officer obtains knowledge of the occurrence thereof, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(h) promptly and, in any event, within twenty (20) calendar days of the occurrence thereof (or such later date as the Administrative Agent may agree in its sole discretion), notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s U.S. federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and, to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3; and

(b) Engage in the business of the type conducted by Holdings and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 5.4 Compliance with Laws, Etc. Comply with all Laws applicable to its business and properties, including without limitation, all Environmental Laws, ERISA, FDA Law and Regulations, Healthcare Laws, and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5 Payment of Obligations. Pay, discharge or otherwise satisfy all of their obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien for taxes) as the same become due and payable, except where (a) the same are being contested in good faith by appropriate proceedings and (b) adequate reserves are being maintained in accordance with GAAP except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.6 Books and Records. Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Holdings and its Subsidiaries in conformity with GAAP.

Section 5.7 Visitation, Inspection, Etc. Permit any representative of the Administrative Agent (which may be accompanied by representatives of any of the Lenders), to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, that the Administrative Agent shall not exercise such rights more often than one time during any Fiscal Year at the expense of the Borrower unless an Event of Default has occurred and is continuing, in which case the Administrative Agent may do the foregoing at the expense of the Borrower at any time during normal business hours.

Section 5.8 Maintenance of Properties; Insurance.

(a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(b) Maintain with financially sound and reputable insurance companies not Affiliates of Holdings, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations;

(c) At all times shall name Administrative Agent as additional insured on all liability policies and loss payee on all property or casualty polices of the Loan Parties and their Subsidiaries (which policies shall be endorsed or otherwise amended to (i) obligate the insurer to provide at least thirty (30) calendar days prior written notice to the Administrative Agent of any cancellation or alteration of any such policy (or ten (10) calendar days prior written notice, solely in the case of cancellation as a result of non-payment of applicable insurance premiums) and (ii) include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured or loss payee, in each case, in form and substance reasonably satisfactory to the Administrative Agent); and

(d) Cause all Mortgaged Property that constitutes Flood Hazard Property to be covered by flood insurance provided under the National Flood Insurance Program (or with private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies not Affiliates of the Borrower), in such amounts and with such deductibles as the Administrative Agent may request.

Section 5.9 Use of Proceeds.

(a) Use the proceeds of all the Revolving Loans, from and after the Closing Date, to finance Permitted Acquisitions, to finance working capital needs and for other general corporate purposes of Holdings and its Subsidiaries (including, without limitation, for any Permitted Acquisition and Transaction Costs), in each case, not in violation of applicable Law or the terms of the Loan Documents.

(b) Use the proceeds of the Term Loan A (i) on the Closing Date, to (A) fund the Refinancing, (B) fund cash to the balance sheet of the Borrower, and (C) pay the Transactions Costs, and (ii) thereafter, to finance Permitted Acquisitions, to finance working capital needs and for other general corporate purposes of Holdings and its Subsidiaries, in each case, not in violation of applicable Law or the terms of the Loan Documents.

(c) Use the proceeds of each Incremental Facility to finance working capital needs and other general corporate purposes of Holdings and its Subsidiaries, including, without limitation, for Permitted Acquisitions, Investments permitted pursuant to Section 7.4, Restricted Payments permitted pursuant to Section 7.5 and other purposes, in each case, not in violation of applicable Law or the terms of the Loan Documents.

(d) Use all Letters of Credit for general corporate purposes, in each case, not in violation of applicable Law or the terms of the Loan Documents.

(e) Use the Net Cash Proceeds of any Credit Agreement Refinancing Indebtedness to refinance such Indebtedness in the manner directed by the Borrower.

Section 5.10 Additional Subsidiaries. If at any time the Borrower or any Subsidiary of Holdings forms or acquires any Subsidiary (other than an Excluded Subsidiary) after the Closing Date (or any such Subsidiary of Holdings ceases to be an Excluded Subsidiary), promptly following such formation or acquisition, notify the Administrative Agent and the Lenders thereof and, within thirty (30) calendar days after any such Subsidiary is acquired or formed or ceases to be an Excluded Subsidiary, if such Subsidiary is a Domestic Subsidiary, cause such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent, accompanied by (a) all other Loan Documents related thereto, (b) certified copies of Organization Documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1(c), and (c) such other documents as the Administrative Agent may reasonably request.

Section 5.11 Further Assurances.

(a) Capital Stock. Within thirty (30) calendar days after acquiring any Capital Stock, and at all times from the Closing Date with respect to any Capital Stock owned as of the Closing Date, cause (i) 100% of the issued and outstanding Capital Stock of the Borrower and each Domestic Subsidiary of Holdings that is a Wholly-Owned Subsidiary and (ii) 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party, in each case, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations pursuant to the Collateral Documents (subject to Liens permitted by Section 7.2), and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including, any filings and deliveries to perfect such Liens, Organization Documents, resolutions and opinions of counsel all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Personal Property. Cause all personal property (other than Excluded Property) owned by each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations as required by the Collateral Documents (subject to Liens permitted by Section 7.2) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Control Agreements. Cause each deposit account, disbursement account, investment account, cash management account, lockbox account or other account (other than Excluded Accounts) to be subject to a “with activation” or “springing” account control agreement in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Borrower shall have up to 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) to cause any such accounts existing as of the Closing Date to become subject to such an account control agreement); provided that no such account control agreement shall be required with respect to any account that has a balance (or which holds assets with a fair market value) less than $250,000, in any individual instance, or $500,000, when taken together with the account balances (or aggregate amount of the fair market value of assets) of all other accounts (other than Excluded Accounts) that are not subject to an account control agreement in form and substance reasonably acceptable to the Administrative Agent.

(d) Real Property. Within ninety (90) days (or such later date as the Administrative Agent may agree in its sole discretion) after (i) the Closing Date, with respect to Material Real Property owned as of the Closing Date, and (ii) the date new Material Real Property is acquired by a Loan Party, cause such real property (other than Excluded Property) owned by the applicable Loan Party to be subject at all times to a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in, real property that is prior and superior in right to any other Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations as required by the Collateral Documents (subject to Liens permitted by Section 7.2) and, in connection with the foregoing, deliver to the Administrative Agent such documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent

(e) Insurance Endorsements. Deliver to the Administrative Agent endorsements as required by Section 5.8(c) within ninety (90) days (or such later date as the Administrative Agent may agree in its sole discretion) of the Closing Date.

(f) Foreign Jurisdictions. Notwithstanding anything to the contrary in the foregoing provisions of this Section 5.11 or the terms of any Loan Document, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non U.S. jurisdiction).

Section 5.12 Compliance Programs; Data Privacy and Security Policies. Holdings shall maintain for itself, is Subsidiaries and their respective employees policies and procedures reasonably designed to provide effective internal controls that promote adherence to, prevent, and detect material violations of FDA Law and Regulations, Anti-Corruption Laws and applicable Sanctions. Each of Holdings and its Subsidiaries shall maintain in effect data privacy and security policies that comply in all material respects with Laws applicable to (i) the conduct of its and its Subsidiaries’ business, (ii) the types of Personal Information that Holdings and its Subsidiaries collect from individuals and (iii) the uses and disclosures of such Personal Information by Holdings and its Subsidiaries.

ARTICLE VI

FINANCIAL COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding (other than contingent indemnification obligations as to which no claim has been made by the Person entitled thereto), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 6.1 Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2022, to be greater than (a) with respect to the Fiscal Quarter ending September 30, 2022 through and including the Fiscal Quarter ending March 31, 2023, 4.25 to 1.00, (b) with respect to the Fiscal Quarter ending June 30, 2023 through and including the Fiscal Quarter ending March 31, 2024, 4.00 to 1.00, and (c) with respect to the Fiscal Quarter ending June 30, 2024 and for each Fiscal Quarter ending thereafter, 3.75 to 1.00.

Section 6.2 Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2022, to be less than 1.25 to 1.00.

ARTICLE VII

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding (other than contingent indemnification obligations as to which no claim has been made by the Person entitled thereto), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1 Indebtedness and Preferred Equity.

(a) Create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness created pursuant to the Loan Documents;

(ii) Indebtedness existing on the Closing Date and set forth on Schedule 7.1 and any Permitted Refinancing thereof;

(iii) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided, that such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvements; provided, further, that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed the greater of (i) $6,000,000 and (ii) fifteen percent (15.0%) of Consolidated EBITDA for the most recently ended four (4) Fiscal Quarter period for which financial statements have been delivered pursuant to Sections 5.1(a) or 5.1(b);

(iv) Indebtedness of Holdings owing to any Subsidiary and of any Subsidiary owing to Holdings or any other Subsidiary; provided, that any such Indebtedness that is owed by (A) a Subsidiary that is not a Loan Party shall be subject to Section 7.4 and (B) a Loan Party to a Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent;

(v) Guarantees by any Loan Party or any Subsidiary of Indebtedness of any other Loan Party or any other Subsidiary; provided, that (A) no Guarantee by any Subsidiary of any Permitted Subordinated Indebtedness shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Obligations pursuant to the Guaranty and (B) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 7.4;

(vi) Hedging Obligations permitted by Section 7.10;

(vii) Indebtedness of any Person acquired or assumed in connection with a Permitted Acquisition or Investment permitted pursuant to Section 7.4 or any assets acquired in connection therewith; provided that (A) such Indebtedness is not created in anticipation of such Permitted Acquisition or such Investment, (B) such Indebtedness is secured only by assets acquired in such Permitted Acquisition or such Investment and the only obligors in respect of such Indebtedness shall be those Persons who were obligors in respect thereof prior to such Permitted Acquisition or such Investment and (C) the aggregate principal amount of such Indebtedness incurred under this Section 7.1(a)(vii) at any time outstanding does not exceed the greater of (i) $10,000,000 and (ii) twenty-five percent (25.0%) of Consolidated EBITDA for the most recently ended four (4) Fiscal Quarter period for which financial statements have been delivered pursuant to Sections 5.1(a) or 5.1(b);

(viii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person or to finance insurance premiums, in each case incurred in the ordinary course of business or consistent with past practice;

(ix) Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) in each case provided in the ordinary course of business or consistent with past practice;

(x) cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts maintained in the ordinary course of business;

(xi) to the extent constituting Indebtedness, take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(xii) to the extent constituting Indebtedness, obligations arising from agreements providing for indemnification, purchase price adjustments or similar obligations (other than Earnout Obligations), in each case incurred or assumed in connection with the acquisition or disposition of any business or assets permitted under this Agreement;

(xiii) unsecured Indebtedness consisting of Earnout Obligations owed to the seller of any business or assets acquired in a Permitted Acquisition or other Investment permitted under Section 7.4;

(xiv) to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations (other than Indebtedness for borrowed money) of suppliers, customers, franchisees and licensees of the Loan Parties and their respective Subsidiaries;

(xv) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Loan Party or any of their respective Subsidiaries to the extent required in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than the United States;

(xvi) other unsecured Indebtedness (including Permitted Subordinated Indebtedness) in an aggregate outstanding amount not to exceed an amount such that, after giving effect to the incurrence thereof on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio is not greater than 3.50 to 1.00 (without “netting” the cash proceeds of such unsecured Indebtedness against Consolidated Total Debt); provided that, at the time of incurrence thereof, no Event of Default or Default shall have occurred or be continuing or shall result therefrom;

(xvii) other Indebtedness and any Permitted Refinancing thereof in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $10,000,000 and (ii) twenty-five percent (25.0%) of Consolidated EBITDA for the most recently ended four (4) Fiscal Quarter period for which financial statements have been delivered pursuant to Sections 5.1(a) or 5.1(b);

(xviii) any obligations (other than Indebtedness for borrowed money) arising out of, or attributable to, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any Investment permitted hereunder;

(xix) Indebtedness consisting of obligations of any Loan Party or any of their Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(xx) Indebtedness in respect of corporate credit card (A) owing to the Administrative Agent, any Lender and their respective Affiliates and (B) owing to other Persons in an aggregate principal amount not exceeding $1,000,000 at any time outstanding; and

(xxi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 7.1(a)(i) through Section 7.1(a)(xx).

(b) Issue any preferred stock or other preferred equity interests to any Person other than Holdings, the Borrower or a Wholly-Owned Subsidiary.

For purposes of determining compliance with this Section 7.1, in the event that an item of Indebtedness (or any portion thereof, but excluding any Indebtedness incurred pursuant to Section 7.1(a)(i)) at any time meets the criteria of more than one of the categories described above in Section 7.1(a), the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness, or preferred stock (in each case so long as such additional Indebtedness or preferred stock is in the same form and on the same terms as the Indebtedness to which such payment relates) shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.1.

Section 7.2 Negative Pledge. Create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a) Liens securing the Obligations pursuant to the Loan Documents;

(b) Permitted Encumbrances;

(c) Liens existing on the Closing Date and set forth on Schedule 7.2;

(d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iii), (ii) such Lien attaches to such asset concurrently or within 180 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Subsidiary that is not a Loan Party in favor of a Subsidiary that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(f) any Lien on any property or asset of a Person existing at the time such Person is merged with or into or consolidated with or otherwise acquired by a Loan Party; provided that (i) such Lien was not created in contemplation of such merger, consolidation or acquisition as the case may be, (ii) such Lien does not extend to any property or assets other than those of the Person merged with or into or consolidated with or otherwise acquired by a Loan Party, (iii) such Lien shall secure only those obligations that it secures on the date of such merger, consolidated or acquisition and (iv) the Indebtedness secured by such Lien is incurred pursuant to and in accordance with the terms of Section 7.1(a)(vii);

(g) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon, (ii) in favor of a banking or other financial institution arising as a matter of law or contract encumbering deposits or other funds maintained with a financial institution (including netting arrangements or the right of set off) and which are within the general parameters customary in the banking industry and (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case incurred in the ordinary course of business, not for speculative purposes and not in connection with the incurrence of Indebtedness for borrowed money;

(h) Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, (ii) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (iii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement, in each case not interfering in any material respect with the ordinary conduct of the business of Holdings and its Subsidiaries, taken as a whole;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

(j) the filing of UCC financing statements solely as a precautionary measure or required notice in connection with operating leases or consignment of goods;

(k) Liens not otherwise permitted by this Section 7.2 to the extent that the aggregate outstanding amount (or in the case of Indebtedness, the principal amount) of the obligations secured thereby at any time outstanding does not exceed the greater of (i) $8,000,000 and (ii) twenty percent (20.0%) of Consolidated EBITDA for the most recently ended four (4) Fiscal Quarter period for which financial statements have been delivered pursuant to Sections 5.1(a) or 5.1(b);

(l) Liens (i) attaching solely to cash advances and cash earnest money deposits in connection with Investments permitted under Section 7.4 or (ii) consisting of an agreement to dispose of any property in a disposition permitted hereunder;

(m) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto;

(n) Liens encumbering deposits made to secure obligations arising from contractual or warranty requirements in the ordinary course of business;

(o) Liens (i) in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(p) Liens of bailees in the ordinary course of business;

(q) utility and similar deposits in the ordinary course of business;

(r) Liens disclosed as exceptions to coverage in title policies and endorsements with respect to any real property, in each case approved by the Administrative Agent;

(s) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness for borrowed money, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or the other Loan Parties or (iii) relating to purchase orders and other agreements entered into by any Loan Party or any Subsidiary in the ordinary course of business;

(t) non-exclusive licenses (or exclusive licenses with respect to discrete geographic areas outside the United States where the Loan Parties do not operate) and sublicenses granted by Loan Parties or any of their Subsidiaries and leases and subleases by any Loan Party or any Subsidiary to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;

(u) Liens on the Collateral securing Refinancing Debt, subject to any applicable Intercreditor Agreement;

(v) Liens arising by operation of Law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(w) Liens and privileges arising mandatorily by Law not otherwise described in this Section 7.2;

(x) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, any put and call arrangements or restrictions on disposition related to its Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) set forth in its Organization Documents or any related joint venture or similar agreement;

(y) ground leases entered into in the ordinary course of business in respect of real property on which facilities owned or leased by any Loan Party or any of their respective Subsidiaries are located;

(z) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole; and

(aa) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Loan Parties or any of their Subsidiaries in the ordinary course of business and not otherwise prohibited by this Agreement.

For purposes of determining compliance with this Section 7.2 (x) a Lien need not be incurred solely by reference to one category of Liens described above but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Liens described above, the Borrower, in its sole discretion, may classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this covenant.

Section 7.3 Fundamental Changes; Conduct of Business.

(a) Other than in connection with the Transactions, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve; provided, that (1) if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person pursuant to a Permitted Acquisition if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Guarantor, the Guarantor shall be the surviving Person or the surviving Person shall become a Guarantor concurrently with the consummation of such merger and (iii) any Subsidiary (other than a Guarantor) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4, (2) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party, (ii) any Subsidiary may liquidate or dissolve, so long as its remaining assets, if any, are transferred to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Section 7.4 and Section 7.1, respectively and (iii) any Subsidiary may change its legal form (subject to compliance with Section 5.2(h)) if, with respect to clauses (ii) and (iii), the Borrower reasonably determines in good faith that such action is in the best interest of Holdings, the Borrower and their respective Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder), and (3) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is the Borrower or a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Section 7.4 and Section 7.1, respectively.

(b) Engage in any business other than businesses of the type conducted by the Loan Parties and their respective Subsidiaries on the Closing Date and businesses reasonably related thereto.

Section 7.4 Investments, Loans, Etc. Make any Investment, except

(a) Investments existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b) Cash Equivalents;

(c) Guarantees by a Loan Party or any Subsidiary constituting Indebtedness permitted by Section 7.1;

(d) Investments made by any Loan Party or any Subsidiary in or to any other Loan Party or in or to any Subsidiary that is not a Loan Party (subject to the limitations applicable to Capital Stock in a Foreign Subsidiary set forth in Section 5.11(a)); provided, that the aggregate amount of Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of, any Subsidiary that is not a Loan Party shall not exceed at any time outstanding the greater of (i) $6,000,000 and (ii) fifteen percent (15.0%) of Consolidated EBITDA for the most recently ended four (4) Fiscal Quarter period for which financial statements have been delivered pursuant to Sections 5.1(a) or 5.1(b);

(e) loans or advances to employees, officers or directors, managers or members of any Loan Party or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, that the aggregate amount of all such loans and advances does not exceed $2,000,000 in the aggregate at any time outstanding;

(f) Hedging Transactions permitted by Section 7.10;

(g) Permitted Acquisitions;

(h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(i) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates, amalgamates or merges with Holdings or any Subsidiary (including in connection with an Acquisition or other Investment permitted hereunder); provided that such Investment was not made in contemplation of such Person becoming a Subsidiary or such consolidation, amalgamation or merger;

(j) Investments resulting from pledges or deposits described in clauses (c) or (d) of the definition of the term “Permitted Encumbrance”;

(k) receivables or other trade payables owing to Holdings or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as Holdings or such Subsidiary deems reasonable under the circumstances;

(l) Investments in deposit accounts and securities accounts solely for Cash Equivalents opened in the ordinary course of business;

(m) Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(n) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(o) Guarantee obligations of any Loan Party or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary to the extent required in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(p) Guarantees by any Loan Party or any Subsidiary of leases of real property (other than Capital Lease Obligations), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(q) to the extent constituting Investments, Indebtedness permitted pursuant to Section 7.1(a)(xvi);

(r) other Investments in an aggregate outstanding amount not to exceed an amount such that, after giving effect to the incurrence thereof on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio is not greater than 2.00 to 1.00;

(s) the Closing Date Acquisition; and

(t) other Investments which in the aggregate in any Fiscal Year do not exceed the greater of (i) $8,000,000 and (ii) twenty percent (20.0%) of Consolidated EBITDA for the most recently ended four (4) Fiscal Quarter period for which financial statements have been delivered pursuant to Sections 5.1(a) or 5.1(b).

For purposes of determining compliance with this Section 7.4, (x) an Investment need not be made solely by reference to one category of Investments described in Sections 7.4(a) through (t) above but may be made under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that an Investment (or any portion thereof) meets the criteria of one or more of such categories of Investments described in clauses (a) through (t) above, the Borrower, in its sole discretion, may classify or may subsequently reclassify at any time such Investment (or any portion thereof) in any manner that complies with this covenant and (z) any Investment that is written down, written off or forgiven by Holdings or any of its Subsidiaries shall continue to count against any cap set forth in the clause or clauses of this Section 7.4 pursuant to which such Investment is permitted. Any Investment that exceeds the limits of any particular clause set forth above may be allocated amongst more than one of such clauses to permit the incurrence or holding of such Investment to the extent such excess is permitted as an Investment under such other clauses.

Section 7.5 Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) dividends or other distributions payable solely in shares of any class of its common stock;

(b) Restricted Payments made to Persons that own Capital Stock in a Subsidiary, on a pro rata basis according to such Person’s respective holdings of such Capital Stock;

(c) redemptions or repurchases of Capital Stock in the Parent from (i) employees and former employees and (ii) other holders of Capital Stock in the Parent; provided that (x) the aggregate amount of all such redemptions or repurchases or Restricted Payments to any parent entity to finance the same by the Parent made pursuant to this Section 7.5(c) in any Fiscal Year shall not exceed $2,000,000 and (y) after giving effect to any such redemption or repurchase on a Pro Forma Basis, no Event of Default shall exist;

(d) [reserved];

(e) so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an aggregate amount in any Fiscal Year not to exceed the greater of (i) $4,000,000 and (ii) ten percent (10.0%) of Consolidated EBITDA for the most recently ended four (4) Fiscal Quarter period for which financial statements have been delivered pursuant to Sections 5.1(a) or 5.1(b);

(f) without duplication of any Restricted Payments made pursuant to Section 7.5(g), Permitted Tax Distributions;

(g) without duplication of any Restricted Payments made pursuant to Section 7.5(f), distributions and other Restricted Payments required to be made pursuant to the terms of the Tax Receivable Agreement (as defined in the BCA), and/or the Phantom Equity Amendment and Release Agreement (as defined in the BCA);

(h) payments of withholding or similar Taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Capital Stock in Holdings or the exercise of stock options in respect of Capital Stock in Holdings;

(i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Restricted Payments in order to pay the reasonable fees and reimbursement of out-of-pocket expenses to directors, managers, members and officers in an aggregate amount not to exceed $1,000,000 in any Fiscal Year,

(j) Restricted Payments in order to pay compensation (including bonuses and equity or other consideration) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, directors, officers, managers, members or employees in the ordinary course of business; and

(k) other Restricted Payments not otherwise permitted by this Section 7.5, so long as (i) after giving effect to such Restricted Payment on a Pro Forma Basis, no Event of Default shall exist immediately before or immediately after giving effect to any such Restricted Payment, (ii) the Borrower is in compliance with the financial covenants in Article VI hereof on a Pro Forma Basis after giving effect thereto (including any assumption of Indebtedness in connection therewith) and (iii) the Consolidated Total Net Leverage Ratio shall not exceed 2.00 to 1.00 on a Pro Forma Basis after giving effect to such Restricted Payment (including any assumption of Indebtedness in connection therewith).

Section 7.6 Sale of Assets. Make any Asset Sale, except for:

(a) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Cash Proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(b) Liens permitted by Section 7.2 and issuances of Capital Stock permitted by Sections 7.8, in each case, other than by reference to this Section 7.6(b);

(c) dispositions of property to Persons other than Subsidiaries (including (x) the sale or issuance of Capital Stock in a Subsidiary and (y) any sale and leaseback) not otherwise permitted under this Section 7.6 in an aggregate amount not to exceed $5,000,000 in any Fiscal Year, subject to the following: (i) such disposition is made for fair market value and (ii) with respect to any disposition pursuant to this Section 7.6(c) for a purchase price in excess of $2,500,000 for any transaction or series of related transactions, not less than seventy-five percent (75.0%) of such consideration shall be in the form of cash or Cash Equivalents;

(d) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(e) dispositions of any assets (including Capital Stock) (i) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of Holdings, the Borrower and their respective Subsidiaries and (ii) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(f) dispositions of assets as contemplated by the BCA (as amended, restated, supplemented or otherwise modified as of the date hereof); and

(g) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement.

Section 7.7 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates with a fair market value in excess of the greater of (i) $2,000,000 and (ii) five percent (5.0%) of Consolidated EBITDA for the most recently ended four (4) Fiscal Quarter period for which financial statements have been delivered pursuant to Sections 5.1(a) or 5.1(b) for any transaction or series of related transactions, except (a) transactions between or among Holdings and/or one or more of its Subsidiaries (or an entity that will become a Subsidiary as a result of such transaction), (b) any agreement in effect on the Closing Date and set forth on Schedule 7.7 or as thereafter amended in a manner which, taken as a whole, is not materially less favorable to Holdings or such Subsidiary than the original agreement as in effect on the Closing Date, (c) any employment, consulting, compensation, benefit or indemnity agreements, arrangements or plans in respect of any officer, director, employee or consultant of Holdings or any of its Subsidiaries entered into in the ordinary course of business, (d) any transaction permitted under Section 7.4, (e) transactions between Holdings and any of its Subsidiaries on the one hand and any Person that is not Holdings or a Subsidiary on the other hand; provided, in each case, that such transaction (i) is on terms that are no less favorable to Holdings or the relevant Subsidiary than those that would reasonably be expected to have been obtained in a comparable arm’s-length transaction by Holdings or such Subsidiary with an unrelated Person and (ii) is not otherwise in violation of this Agreement and (e) Restricted Payments that are permitted under Section 7.5.

Section 7.8 Restrictive Agreements. Enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired or (b) the ability of Holdings or any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to Holdings or any other Subsidiary, to Guarantee Indebtedness of Holdings or any other Subsidiary or to transfer any of its property or assets to Holdings or any of its Subsidiaries; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by Law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions or conditions imposed by Subordinated Debt Documents or any other agreement evidencing Permitted Subordinated Indebtedness; provided that no such restrictions shall prevent the Borrower or any such Subsidiary of Holdings from creating, incurring or permitting Liens securing, or to Guarantee, the Obligations, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iv) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Capital Lease Obligations permitted by this Agreement so long as such restrictions and conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) shall not apply to customary provision in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business; (vii) the foregoing shall not apply to any restrictions regarding licensing or sublicensing by Holdings and its Subsidiaries of IP Rights in the ordinary course of business; (viii) the foregoing shall not apply to any restrictions that arise in connection with cash escrow or other deposits permitted under Section 7.2 and Section 7.4; (ix) the foregoing shall not apply to restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (x) the foregoing shall not apply to restrictions on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary that is not a Loan Party permitted to be incurred under this Agreement if such limitations only apply to the assets or property of such Foreign Subsidiary that is not a Loan Party.

Section 7.9 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10 Hedging Transactions. Enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which Holdings, the Borrower or any of their respective Subsidiaries is exposed in the conduct of its business or the management of its liabilities.

Section 7.11 Legal Name, State of Formation and Form of Entity. No Loan Party shall, without providing ten (10) days prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, state of formation or form of organization.

Section 7.12 Amendment to Organization Documents and Material Documents. Amend, modify or waive any of its rights in a manner materially adverse to the Lenders or any Loan Party under (a) its Organization Documents or (b) any Material Agreements, except as expressly permitted in Section 7.13(b) or in any manner that would not have an adverse effect on the Lenders, the Administrative Agent, Holdings or any of its Subsidiaries.

Section 7.13 Restricted Debt Payments.

(a) Pay, prepay, redeem, purchase, defease, or otherwise satisfy, in any manner, any Restricted Debt (“Restricted Debt Payments”), except for: (i) Restricted Debt Payments with respect to Restricted Debt of any Subsidiary that is not a Loan Party to any Loan Party or any other Subsidiary; (ii) Restricted Debt Payments with respect to Restricted Debt of any Loan Party to any other Loan Party; (iii) Restricted Debt Payments consisting of regularly scheduled payments of principal required to be made under the applicable Restricted Debt (other than Restricted Debt consisting of Permitted Subordinated Indebtedness); (iv) Restricted Debt Payments that constitute refinancings of Indebtedness to the extent permitted by Section 7.1; and (v) other Restricted Debt Payments so long as (A) no Event of Default shall exist immediately before or immediately after giving effect to any such Restricted Debt Payment, (B) the Borrower is in compliance with the financial covenants in Article VI hereof on a Pro Forma Basis after giving effect thereto and (C) the Consolidated Total Net Leverage Ratio shall not exceed 2.00 to 1.00 on a Pro Forma Basis after giving effect thereto;

(b) amend, modify or change, in any manner materially adverse to the interests of the Lenders, any term or condition of any Restricted Debt, except to the extent expressly permitted pursuant to specified exceptions to restrictions set forth in the applicable intercreditor and/or subordination agreement.

Section 7.14 Accounting Changes; Change in Fiscal Year. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of Holdings or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Holdings.

Section 7.15 Government Regulation. (a) Be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable Law or regulation, including, without limitation, Section 326 of the PATRIOT Act at 31 U.S.C. Section 5318.

Section 7.16 [reserved].

Section 7.17 Use of Proceeds.

(a) Use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

(b) Request any Borrowing or Letter of Credit, or use or allow its respective directors, managers, members, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party.

Section 7.18 Designation as Senior Debt. Designate any Indebtedness (other than Indebtedness under the Loan Documents or Credit Agreement Refinancing Indebtedness) of Holdings or any of its Subsidiaries as “Senior Debt” or “Designated Senior Debt” (or in each case any similar term) under, and as defined in, the documentation governing any Permitted Subordinated Indebtedness.

Section 7.19 Activities of Holdings. Permit Holdings to incur any Indebtedness, grant any Liens upon any of its properties or assets, or engage in any operations, business or activity other than (a) holding and maintaining its interest in and/or the acquisition of Capital Stock of, and making Investments in, the Borrower, (b) maintaining its corporate existence, including (i) participating in tax, accounting and other administrative activities for itself and/or as a member of the consolidated group of companies including Parent or any other parent entity, Holdings and its Subsidiaries, (ii) filing tax returns and reports and paying taxes and other customary obligations related thereto in the ordinary course (and contesting any taxes in good faith, if applicable), (iii) holding director, member and/or manager meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance) and (iv) complying with applicable law, and activities incidental to the foregoing; (d) executing, delivering and performing its rights and obligations under this Agreement and the other Loan Documents, any Acquisition agreement to which it is a party and any other Indebtedness and Guarantees permitted hereunder (including Guarantees of any Permitted Subordinated Indebtedness and any actions in connection with the issuance of convertible notes to the extent permitted or contemplated by Section 7.1) and actions incidental thereto, including the granting of Liens permitted hereby; (e) making any Restricted Payment permitted by this Agreement and holding cash and Investments and other assets received in connection with Restricted Payments received from, or Investments made by, the Borrower or any Subsidiary of Holdings to the extent permitted hereby; (f) purchasing Capital Stock in the Borrower or Subsidiaries of Holdings; (g) owning cash and Cash Equivalents; (h) executing, delivering and the performance of rights and obligations under any employment agreements and any documents related thereto; (i) issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the maintenance, administration or funding of, employment agreements, employee stock options and employee stock ownership plans; (j) activities related to the Transactions; (k) providing indemnification for its current and former officers, directors, managers, members, employees, advisors, consultants or independent contracts; and (k) any activities incidental to the foregoing.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under Section 8.1(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by Holdings, the Borrower or any of their respective Subsidiaries or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than a representation or warranty that is expressly qualified by a Material Adverse Effect or materiality, in which case such representation or warranty shall prove to be incorrect in all respects) when made or deemed made or submitted; or

(d) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2, 5.3(a), 5.7, 5.9, 5.10 or Articles VI or VII; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in Sections 8.1(a), (b) and (d)) or any other Loan Document, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any Responsible Officer becomes aware of such failure, or (ii) notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender; or

(f) (i) Holdings, the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the expiration of any applicable grace period specified in the agreement or instrument evidencing or governing such Material Indebtedness; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the expiration of any applicable grace period specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or (iii) any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided, that clause (iii) of this paragraph (f) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (y) any redemption, repurchase, conversion, exchange or settlement with respect to any convertible note pursuant to its terms (or the occurrence of any event that permits the foregoing) unless such redemption, repurchase, conversion, exchange or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (z) any early payment requirement or unwinding or termination with respect to hedging agreement as to which a Loan Party or any Subsidiary thereof is an affected party (other than a termination event or similar event arising from any default by Holdings or any of its Subsidiaries); provided, further, that so long as the Administrative Agent has not exercised any remedies under this Agreement, any Event of Default under this Section 8.1(f) shall be immediately cured and no longer continuing (without any action on the part of the Administrative Agent, any Lender or otherwise) as and when any such failure (x) is remedied by Holdings, the Borrower or the applicable Subsidiary such that there is no longer a payment default or other condition with respect to such Material Indebtedness that would constitute an “event of default” (or similar term or concept) under the documents governing such Material Indebtedness or otherwise give such holder(s) the right to accelerate or demand payment under the documents governing such Material Indebtedness or (y) is waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness in accordance with the documentation governing such Material Indebtedness; or

(g) Holdings, the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(h), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings, the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) Holdings, the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to Holdings, the Borrower and their respective Subsidiaries in an aggregate amount exceeding the Threshold Amount; or

(k) any final, non-appealable judgment or order for the payment of money in excess of the Threshold Amount (to the extent not covered by insurance as to which the applicable insurance company has been notified of the claim and has confirmed coverage), individually or in the aggregate, shall be rendered against Holdings, the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) [reserved]; or

(m) a Change in Control shall occur or exist; or

(m) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or Holdings, the Borrower or any Subsidiary or any other Person contests in any manner the validity or enforceability of any Loan Document; or

(n) Holdings, the Borrower or any Subsidiary denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(o) any Obligations fail to constitute “Senior Indebtedness” for purposes of the applicable Subordinated Debt Document, or all or any part of the Permitted Subordinated Debt is accelerated, is declared to be due and payable is required to be prepaid or redeemed, in each case prior to the stated maturity thereof;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in Sections 8.1(g), 8.1(h) or 8.1(i)) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at Law or in equity; and that, if an Event of Default specified in Sections 8.1(g), (h) or (i) shall occur with respect to Holdings or the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that, notwithstanding anything to the contrary in this Agreement, upon written notice by the Borrower to the Administrative Agent of its intent to make a Specified Equity Contribution pursuant to Section 8.3, neither the Administrative Agent nor any Lender shall exercise any remedy under the Loan Documents (including, without limitation, the institution of any Default Interest) or applicable Law on the basis of an Event of Default caused solely by the failure of the Loan Parties to comply with Section 6.1 or 6.2 (or any related Default or Event of Default arising from a failure to give timely notice of such failure to comply with Section 6.1 or 6.2), until the expiration of the applicable Cure Period (the period of time from the giving of such written notice until the expiration of the applicable Cure Period, the “Standstill Period”), and then, only in the event that (x) the Event of Default is not precluded from being cured pursuant to Section 8.3 and (y) the Borrower or any Guarantor has not subsequently confirmed in writing that it does not intend to cause a Specified Equity Contribution to be made; provided, further, that it is agreed and understood that the Lenders shall not be required to make Loans, or to issue, amend or extend Letters of Credit, during such Standstill Period.

Section 8.2 Application of Funds.

After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in either Sections 8.1(g), 8.1(h) or 8.1(i)), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b) second, to the fees, all amounts owed pursuant to Erroneous Payment Subrogation Rights, and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d) fourth, to the fees due and payable under Sections 2.14(b) and 2.14(c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e) fifth, to (i) the aggregate outstanding principal amount of the Term Loans (allocated among the Lenders holding Term Loans in respect of their Pro Rata Shares), the Revolving Loans and the LC Exposure, (ii) payment of breakage, termination or other amounts owing in respect of any Hedging Obligations between the Borrower or any Subsidiary of Holdings and any Lender-Related Hedge Provider, to the extent such Hedging Obligations are permitted hereunder, (iii) payments of amounts due in respect of any Bank Product Obligations between the Borrower or any of Subsidiary of Holdings and any Bank Product Provider, allocated pro rata among any Lender, any Lender-Related Hedge Provider and any Bank Product Provider, based on their respective Pro Rata Shares of the aggregate amount of such Revolving Loans, LC Exposure, Hedging Obligations and Bank Product Obligations;

(f) sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 105% of the LC Exposure after giving effect to the foregoing clause fifth; and

(a) to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing clauses third through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders with Revolving Commitments as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.2.

Notwithstanding the foregoing, Hedging Obligations and Bank Product Obligations may be excluded from the application described above without any liability to the Administrative Agent, if the Administrative Agent has not received written notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender-Related Hedge Provider or Bank Product Provider. Each Lender-Related Hedge Provider and Bank Product Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto

Section 8.3 Certain Cure Rights. For purposes of determining compliance with Sections 6.1 and 6.2, the proceeds of any cash equity contribution (which equity shall be common Capital Stock or other Capital Stock on terms and conditions reasonably acceptable to the Administrative Agent) made to Holdings (which are subsequently contributed to the Borrower) occurring after the applicable Fiscal Quarter, and on or prior to the date that is ten (10) Business Days following the date on which financial statements are required to be delivered pursuant to Sections 5.1(a) or 5.1(b), as applicable (each such period a “Cure Period”), will, at the irrevocable election of the Borrower, be included in the calculation of, and increase, Consolidated EBITDA on a dollar-for-dollar basis solely for the purpose of determining compliance with Sections 6.1 and/or 6.2, as applicable, at the end of the relevant Fiscal Quarter and for any subsequent period including such Fiscal Quarter (a “Specified Equity Contribution”) and not for any other purpose; provided, that:

(a) with respect to any period consisting of four (4) consecutive Fiscal Quarters, there shall be at least two (2) Fiscal Quarters in which no Specified Equity Contribution is made;

(b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with Sections 6.1 and/or 6.2, as applicable;

(c) all Specified Equity Contributions will be disregarded for purposes of the calculation of Consolidated EBITDA for all purposes other than for the express purposes set forth in this Section 8.3, including, without limitation, calculation of the Applicable Margin, any financial ratio-based conditions (other than actual compliance with Article VI) or the availability or amount of any covenant baskets or carveouts;

(d) there shall be no more than five (5) Specified Equity Contributions made in the aggregate after the Closing Date;

(e) any Specified Equity Contribution shall be included as Consolidated EBITDA only as provided above with respect to any period of four (4) consecutive Fiscal Quarters including the applicable Fiscal Quarter; and

(f) there shall be no pro forma or other reduction in Indebtedness, through either the netting of cash or prepayment of the Term Loans, with the proceeds of any such Specified Equity Contribution for determining compliance with Sections 6.1 and 6.2, for any of the periods in which such Specified Equity Contribution is included in Consolidated EBITDA (including, without limitation, the three (3) subsequent Fiscal Quarters following the Fiscal Quarter with respect to which the applicable Specified Equity Contribution was made).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment of Administrative Agent.

(a) Each Lender irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article IX shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

(c) It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of Holdings as if it were not the Administrative Agent hereunder.

Section 9.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States. Any resignation by the Administrative Agent pursuant to this Section 9.7 shall also constitute its resignation as an Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender; (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Charlotte, North Carolina time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 11.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3.

(c) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 105% of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.2; and

(b) to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, documentation agents or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or Issuing Bank hereunder.

Section 9.13 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14 Hedging Obligations and Bank Product Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be

Section 9.15 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, the Issuing Bank or a Secured Party, or any Person who has received funds on behalf of a Lender, the Issuing Bank or a Secured Party such Lender or Issuing Bank (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.15(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 9.15(a) shall be conclusive, absent manifest error.

(b) Without limiting Section 9.15(a), each Lender, the Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(i) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.15(b).

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding paragraph (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 9.15(a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

THE GUARANTY

Section 10.1 The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender and/or each Affiliate of a Lender that enters into Bank Products or a Hedging Transaction with the Borrower or any Subsidiary, and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

Section 10.2 Obligations Unconditional. The obligations of the Guarantors under Section 10.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 10.3 Reinstatement. The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 10.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 and through the exercise of rights of contribution pursuant to Section 10.6.

Section 10.5 Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.1) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

Section 10.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

Section 10.8 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under this Agreement and the other Loan Documents in respect of Swap Obligations provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.8 or otherwise under this Agreement voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 10.8 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section 10.8 constitute, and this Section 10.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices.

(a) Written Notices.

(i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:	BioTE Medical, LLC
1875 W. Walnut Hill Lane, #100
Irving, TX 75038
Attention: Marybeth Conlon
Telephone Number: (972) 486-9346

To the Administrative Agent:	Truist Bank
3333 Peachtree Road, N.E., [TBD] Floor
Atlanta, Georgia 30326
Attention: Ben Cumming
E-mail: [***]

With copies to (for Information purposes only):	Truist Bank
3333 Peachtree Road, N.E., 10th Floor
Atlanta, Georgia 30326
Attn: Kathleen Stinnett
E-mail: [***]

Truist Bank
Agency Services 303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Telecopy Number: (404) 221-2001

To the Issuing Bank:	Truist Bank
245 Peachtree Center Avenue, 17th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Telephone: (800) 951-7847

To the Swingline Lender:	Truist Bank
Agency Services 303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Facsimile: (404) 221-2001

To any other Lender:	To the address or facsimile number, set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(ii) Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iii) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.

(iv) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS (AS DEFINED BELOW) AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section 11.1, including through the Platform.

(c) Telephonic Notices. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, any Borrower, the Administrative Agent or an Issuing Bank or, to the address, telecopier number, electronic mail address or telephone number specified for such Person set forth in Section 11.1(a) or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 11.1(d); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(d) All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in Section 11.1(b) and effective as provided in such Section 11.1(b); provided that notices and other communications to the Administrative Agent and an Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(e) Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.

Section 11.2 Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between any Loan Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by Law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as otherwise provided in this Agreement, including, without limitation, as provided in Section 2.16 with respect to the implementation of a Benchmark Replacement or Conforming Changes (as set forth therein), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties and the Required Lenders, or the Loan Parties and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the date fixed for any payment of any principal (excluding any mandatory prepayment) of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(iv) (A) change Section 2.21(b) or 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby, (B) change Section 2.8 in a manner that would alter the pro rata sharing of Commitment reductions required thereby, (C) change Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby or (D) change any other provision of this Agreement or any of the other Loan Documents that addresses the matters described in clause (A), (B) or (C) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (b)(iv), in each case without the written consent of each Lender;

(iv) change any of the provisions of this Section 11.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(v) release the Borrower without the consent of each Lender, or, release all or substantially all of the Guarantors or limit the liability of all or substantially all of the Guarantors under any Guaranty, without the written consent of each Lender;

(vi) release all or substantially all of the Collateral (if any) securing any of the Obligations, without the written consent of each Lender;

(vii) subordinate the payment priority of the Obligations or subordinate the Liens granted to the Administrative Agent (for the benefit of the Secured Parties) in the Collateral, without the written consent of each Lender;

(viii) prior to the Revolving Commitments Termination Date, unless also signed by Required Revolving Lenders, no such amendment or waiver shall, (i) waive any Default or Event of Default for purposes of Section 3.2, (ii) amend, change, waive, discharge or terminate Sections 3.2 or 8.1 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Article VI (or any defined term used therein) or this Section 11.2(a)(ix);

provided further, that no amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender); (ii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders and (v) if, following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an inconsistency, obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 11.3    Expenses; Indemnification.

(a)    The Loan Parties shall, on a joint and several basis, pay (i) all reasonable and documented, out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Arrangers and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) counsel for the Administrative Agent, the Lenders, the Arrangers and their respective Affiliates, taken as a whole, and, to the extent reasonably necessary, one (1) local counsel in each jurisdiction for the Administrative Agent, the Lenders, the Arrangers and their respective Affiliates, taken as a whole, and, to the extent reasonably necessary, one (1) regulatory counsel in any specialty for the Administrative Agent, the Lenders, the Arrangers and their respective Affiliates, taken as a whole, (and solely in the event of any actual or potential conflict of interest, one (1) additional counsel for the affected parties subject to such conflict who have informed the Administrative Agent of such conflict and thereafter retains such additional counsel with the Administrative Agent’s prior consent (not to be unreasonably withheld)), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) counsel for the Administrative Agent, the Lenders and the Arrangers and, to the extent reasonably necessary, special and one (1) local counsel in each jurisdiction for the Administrative Agent, the Arrangers and their respective Affiliates (and in the event of any actual or potential conflict of interest, one (1) additional counsel for the Administrative Agent, the Lenders, the Arrangers or Affiliate subject to such conflict), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket costs and expenses

(including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) counsel for the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders and, to the extent reasonably necessary, special and one (1) local counsel in each jurisdiction for the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders (and in the event of any actual or potential conflict of interest, one (1) additional counsel for the Administrative Agent, the Arrangers, the Issuing Bank, the Lender and Affiliate subject to such conflict)) incurred by the Administrative Agent, the Arrangers, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    The Loan Parties shall, on a joint and several basis, indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from and against any and all losses, claims, damages, penalties, liabilities and expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) counsel for all Indemnitees, taken as a whole, and, to the extent reasonably necessary, one (1) local counsel in each jurisdiction for the Indemnitees, and, to the extent reasonably necessary, one (1) regulatory counsel in any specialty for all Indemnitees, taken as a whole, (and solely in the event of any actual or potential conflict of interest, one (1) additional counsel for the affected Indemnitees subject to such conflict who have informed the Administrative Agent of such conflict and thereafter retains such additional counsel with the Administrative Agent’s prior consent (not to be unreasonably withheld))) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party or any of their respective Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of their respective Subsidiaries, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (including any Related Indemnitee (as defined below)) or (y) any dispute between and among Indemnitees that does not involve an act or omission by Holdings, the Borrower or any of the Subsidiaries except that the Administrative Agent and the Arrangers shall be indemnified in their capacities as such to the extent that none of the exceptions set forth in clause (x) applies to such Person at such time. This Section 11.3(b)

shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The Borrower shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages required to be indemnified pursuant to this Section 11.3). For the purposes of this Section, “Related Indemnitee” shall mean, with respect to an Indemnitee (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, Controlling Person or such Controlled Affiliate; provided that each reference to Controlled Affiliate or Controlling Person in this sentence pertains to a Controlled Affiliate or Controlling Person involved in the performance of the Indemnitee’s obligations under this Agreement.

(c)    [reserved].

(d)    To the extent that the Loan Parties fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under Sections 11.3(a) or 11.3(b) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)    To the extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against each other party hereto and their respective Affiliates, directors, members, managers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) (whether or not the claim therefor is based on a contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided that nothing in this Section 11.3(e) shall relieve any Loan Party of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party with respect to which the applicable Indemnitee is entitled to indemnification as set forth in this Section 11.3.

(f)    All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.

Section 11.4    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.4(b), (ii) by way of participation in accordance with the provisions of Section 11.4(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.4(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.4(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in Section 11.4(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and $1,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this Section 11.4(b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.4(b)(i)(B) and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed (it being understood and agreed that the Borrower’s refusal to consent to an assignment to a Disqualified Institution shall not be deemed unreasonable)) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments to a Person that is not a Lender with a Commitment or an Affiliate of a Lender or an Approved Fund and (y) assignments by Defaulting Lenders; and

(C)    the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Disqualified Institution.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.4(c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.4(d). If the consent of the Borrower to an assignment of Term Loans is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as Borrower’s non-fiduciary agent and solely with respect to the actions described in Section 11.4, and the Borrower hereby agrees that, to the extent Truist Bank serves in such capacity, Truist Bank and its officers directors, employees, agents, sub-agents, and affiliates shall constitute “Indemnitees”.

(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.21(b) or 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 11.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to Section 11.4(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.4(b); provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.20(e) and 2.20(f) as though it were a Lender.

(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

Section 11.5    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the Law (without giving effect to the conflict of law principles thereof) of the State of New York.

(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable Law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)    Each Loan Party irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in Section 11.5(b) and brought in any court referred to in Section 11.5(b). Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law.

Section 11.6    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

Section 11.7    Right of Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any Subsidiary of Holdings to such Lender or Issuing Bank.

Section 11.8    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by facsimile transmission or by any other electronic imaging means (including .pdf), shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 11.9    Survival. All covenants, agreements, representations and warranties made by any Loan Party herein, in the Loan Documents and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 11.3, Article IX and the las sentence of the definition of Applicable Margin shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 11.10    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to Holdings, the Borrower or any of their respective Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by Holdings, the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by Holdings, the Borrower or any of their respective Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than Holdings, the Borrower or any of their respective Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section 11.11 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.11 shall govern. The Arrangers may, at their own expense, place customary tombstone announcements and advertisements or otherwise publicize its engagement hereunder (which may include the reproduction of any Loan Party’s name and logo and other publicly available information) in financial and other newspapers and journals and marketing materials describing its services hereunder. Further, the Arrangers may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the credit facilities established hereunder.

Section 11.12    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable Law), shall have been received by such Lender.

Section 11.13    Waiver of Effect of Corporate Seal. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Law, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.14    PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, (a) pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.

Section 11.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that that: (i) (A) the services regarding this Agreement provided by the Administrative Agent, the Arrangers and/or the Lenders are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers and any Lender has any obligation to Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent, the Arrangers and the Lenders has no obligation to disclose any of such interests to Borrower, any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by Law, each of Borrower and the other Loan Parties hereby waive and release, any claims that it may have against the Administrative Agent, the Arrangers and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.16    Electronic Signatures. The words “execution”, “execute”, “signed”, “signature” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 11.17    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.18    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iii)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) clause (i) in the immediately preceding Section 11.18(a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with Section 11.18(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.19    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support

Section 11.20    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	BIOTE MEDICAL, LLC,
a Texas limited liability company

	By:	/s/ Robbin Gibbins
	Name:	Robbin Gibbins
	Title:	Chief Financial Officer

GUARANTORS:	BIOTE HOLDINGS, LLC,
a Delaware limited liability company

By: BIOTE CORP., its Managing Member

	By:	/s/ Robbin Gibbins
	Name:	Robbin Gibbins
	Title:	Chief Financial Officer

BIOTE IP, LLC, a Nevada limited liability company

	By:	/s/ Robbin Gibbins
	Name:	Robbin Gibbins
	Title:	Chief Financial Officer

BIOTE MEDICAL, LLC

CREDIT AGREEMENT

ADMINISTRATIVE	TRUIST BANK,
AGENT:	as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

	By:	/s/ Ben Cumming
	Name:	Ben Cumming
	Title:	Managing Director

BIOTE MEDICAL, LLC

CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender

	By:	/s/ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

BIOTE MEDICAL, LLC

CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Yinghua Zhang
Name:	Yinghua Zhang
Title:	Senior Vice President

BIOTE MEDICAL, LLC

CREDIT AGREEMENT

TEXAS CAPITAL BANK, as a Lender

By:	/s/ William J. Rolley
Name:	William J. Rolley
Title:	Executive Vice President

BIOTE MEDICAL, LLC

CREDIT AGREEMENT

CADENCE BANK, as a Lender

By:	/s/ Gregory M. Ratliff
Name:	Gregory M. Ratliff
Title:	Senior Vice President

BIOTE MEDICAL, LLC

CREDIT AGREEMENT